Exhibit 99.1

FINANCIAL STATEMENTS

Financial statements begin on the following page

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Pinnacle Foods Finance LLC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and shareholder’s equity present fairly, in all material respects, the financial position of Pinnacle Foods Finance LLC and its subsidiaries (successor company) at December 27, 2009 and December 29, 2008, and the results of their operations and their cash flows for each of the fiscal years ended December 27, 2009 and December 28, 2008, respectively, and for the period from April 2, 2007 to December 30, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 27, 2009 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting (not presented herein), appearing under Item 9A of Pinnacle Foods Finance LLC’s 2009 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our audits (which was an integrated audit in 2009). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Notes 2 and 3 to the consolidated financial statements, the Company changed the manner in which it accounts for business combinations in 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Annual Report on Internal Controls Over Financial Reporting, management has excluded Birds Eye Foods, Inc. from its assessment of internal control over financial reporting as of December 27, 2009 because it was acquired by the Company in a purchase business combination during 2009. We have also excluded Birds Eye Foods, Inc. from our audit of internal control over financial reporting. Birds Eye Foods, Inc. is a wholly-owned subsidiary whose total assets and total net sales represent represented 25.5% and 0.2%, respectively, of the related consolidated financial statement amounts as of and for the fiscal year ended December 27, 2009.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 23, 2010, except for Note 10 and Note 17, as to which the date is June 9, 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Pinnacle Foods Finance LLC:

In our opinion, the accompanying consolidated statements of operations, cash flows and shareholder’s equity for the period from January 1, 2007 to April 2, 2007 present fairly, in all material respects, the results of operations and cash flows of Pinnacle Foods Group Inc. and its subsidiaries (predecessor company) for the period from January 1, 2007 to April 2, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 13 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertainty in incomes taxes in 2007.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 10, 2008, except for Note 10 and Note 17, as to which the date is June 9, 2010

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands of dollars)

	Successor			Predecessor
	Fiscal year ended December 27, 2009	Fiscal year ended December 28, 2008	39 weeks ended December 30, 2007	13 weeks ended April 2, 2007
Net sales	$1,642,931	$1,556,408	$1,137,898	$376,587
Cost of products sold	1,263,627	1,217,929	895,306	293,191

Gross profit	379,304	338,479	242,592	83,396
Operating expenses
Marketing and selling expenses	123,833	111,372	87,409	34,975
Administrative expenses	62,737	47,832	40,715	17,714
Research and development expenses	4,562	3,496	2,928	1,437
Other expense (income), net	42,214	24,363	12,028	51,042

Total operating expenses	233,346	187,063	143,080	105,168

Earnings (loss) before interest and taxes	145,958	151,416	99,512	(21,772)
Interest expense	121,167	153,280	124,504	39,079
Interest income	89	319	1,029	486

Earnings (loss) before income taxes	24,880	(1,545)	(23,963)	(60,365)
Provision (benefit) for income taxes	(277,723)	27,036	24,746	6,284

Net earnings (loss)	$302,603	$(28,581)	$(48,709)	$(66,649)

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(thousands of dollars)

	December 27, 2009	December 28, 2008
Current assets:
Cash and cash equivalents	$73,874	$4,261
Accounts receivable, net	158,004	92,171
Inventories, net	389,967	190,863
Other current assets	26,960	9,571
Deferred tax assets	25,670	3,644

Total current assets	674,475	300,510

Plant assets, net	412,208	260,798
Tradenames	1,658,812	910,112
Other assets, net	233,823	166,613
Goodwill	1,559,180	994,167

Total assets	$4,538,498	$2,632,200

Current liabilities:
Short-term borrowings	$1,232	$26,163
Current portion of long-term obligations	38,228	12,750
Accounts payable	130,360	66,951
Accrued trade marketing expense	49,048	33,293
Accrued liabilities	130,035	69,012
Accrued income taxes	455	20

Total current liabilities	349,358	208,189

Long-term debt (includes $109,237 and $34,587 owed to related parties)	2,849,251	1,746,439
Pension and other postretirement benefits	82,437	36,869
Other long-term liabilities	39,383	14,429
Deferred tax liabilities	343,716	318,701

Total liabilities	3,664,145	2,324,627

Commitments and contingencies

Shareholder’s equity:
Pinnacle Common stock: par value $.01 per share, 100 shares authorized, issued 100 shares	—	—
Additional paid-in-capital	693,196	427,323
Notes receivable from officers	(565)	—
Retained earnings (Accumulated deficit)	225,313	(77,290)
Accumulated other comprehensive (loss) income	(43,591)	(42,460)

Total shareholder’s equity	874,353	307,573

Total liabilities and shareholder’s equity	$4,538,498	$2,632,200

See accompanying Notes to Consolidated Financial Statements

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(thousands of dollars)

	Successor			Predecessor
	Fiscal year ended December 27, 2009	Fiscal year ended December 28, 2008	39 weeks ended December 30, 2007	13 weeks ended April 2, 2007
Cash flows from operating activities
Net earnings (loss) from operations	$302,603	$(28,581)	$(48,709)	$(66,649)
Non-cash charges (credits) to net earnings (loss)
Depreciation and amortization	65,468	62,509	45,671	10,163
Restructuring and impairment charges	1,300	15,100	1,200	—
Amortization of debt acquisition costs	10,230	4,714	7,758	26,049
Amortization of deferred mark-to-market adjustment on terminated swap	4,429	1,259	—	—
Amortization of discount on term loan	28	—	—	—
Gain on litigation settlement	—	(9,988)	—	—
Gain on extinguishment of subordinated notes	—	—	(5,670)	—
Amortization of bond premium	—	—	—	(5,360)
Change in value of financial instruments	(292)	3,347	177	1,247
Stock-based compensation charges	3,190	806	2,468	8,778
Postretirement healthcare benefits	(25)	(25)	(8,046)	294
Pension expense	2,126	(996)	41	360
Other long-term assets	(1,007)	—	—	—
Other long-term liabilities	1,160	(320)	(236)	2,464
Deferred income taxes	(277,711)	24,757	22,173	6,392
Termination of derivative contracts	—	(17,030)	—	—
Changes in working capital, net of acquisitions
Accounts receivable	2,705	6,690	4,827	(18,339)
Inventories	12,786	(25,541)	32,701	20,045
Accrued trade marketing expense	(4,759)	4,888	(11,376)	2,754
Accounts payable	(13,370)	3,419	(7,742)	14,286
Accrued liabilities	19,785	(29,467)	23,812	53,340
Other current assets	(12,403)	1,218	1,090	(140)

Net cash provided by operating activities	116,243	16,759	60,139	55,684

Cash flows from investing activities
Payments for business acquisitions, net of cash acquired	(1,314,746)	—	(1,319,618)	—
Capital expenditures	(52,030)	(32,598)	(22,935)	(5,027)
Sale of plant assets	—	—	2,200	—

Net cash used in investing activities	(1,366,776)	(32,598)	(1,340,353)	(5,027)

Cash flows from financing activities
Change in bank overdrafts	(2,602)	—	—	(908)
Repayment of capital lease obligations	(345)	(238)	(227)	(55)
Equity contributions	264,325	234	420,664	26
Reduction of equity contributions	(2,207)	(471)	(391)	—
Debt acquisition costs	(40,162)	(704)	(39,863)	—
Proceeds from bank term loans	838,250	—	1,250,000	—
Proceeds from bond issuances	300,000	—	575,000	—
Proceeds from short-term borrowing	1,921	324	3,438	—
Repayments of short-term borrowing	(852)	(1,531)	(2,068)	(210)
Borrowings under revolving credit facility	74,888	101,008	50,000	—
Repayments of revolving credit facility	(100,888)	(75,008)	(50,000)	—
Repurchases of subordinated notes	—	—	(44,199)
Repayments of Successor’s long term obligations	(12,500)	(9,375)	(6,250)	—
Repayments of Predecessor’s long term obligations	—	—	(870,042)	(45,146)

Net cash provided by (used in) financing activities	1,319,828	14,239	1,286,062	(46,293)

Effect of exchange rate changes on cash	318	(138)	151	—

Net change in cash and cash equivalents	69,613	(1,738)	5,999	4,364
Cash and cash equivalents - beginning of period	4,261	5,999	—	12,337

Cash and cash equivalents - end of period	$73,874	$4,261	$5,999	$16,701

Supplemental disclosures of cash flow information:
Interest paid	$117,468	$167,748	$101,735	$9,135
Interest received	89	319	1,029	486
Income taxes refunded (paid)	(589)	(4,336)	159	(103)
Non-cash investing activity:
Capital lease activity	(1,200)	—	—	(1,129)
Non-cash financing activity
Equity contribution	—	—	4,013	—

See accompanying Notes to Consolidated Financial Statements

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

(thousands of dollars, except share amounts)

			Additional Paid In Capital	Notes Receivable From Officers	Retained earnings (Accumulated Deficit)	Carryover of 2003 Predecessor basis of net assets	Accumulated Other Comprehensive (Loss) Income	Total Shareholder’s Equity
	Common Stock
	Shares	Amount
Predecessor
Balance at December 31, 2006	100	$—	$573,403	$—	$(117,871)	$(17,338)	$161	$438,355

Effect of initially applying FASB Interpretation No. 48					(260)			(260)
Equity contribution:
Cash			26					26
Equity related compensation			8,778					8,778
Comprehensive income:
Net loss					(66,649)			(66,649)
Foreign currency translation							(4)	(4)

Total comprehensive loss								(66,653)

Balance at April 2, 2007	100	$—	$582,207	$—	$(184,780)	$(17,338)	$157	$380,246

Successor
Balance at April 2, 2007	100	$—	$422,192	$—	$—	$—	$—	$422,192

Equity contribution:
Cash			2,485					2,485
Reduction in equity contributions			(391)					(391)
Equity related compensation			2,468					2,468
Comprehensive income:
Net loss					(48,709)			(48,709)
Swap mark to market adjustment							(23,383)	(23,383)
Foreign currency translation							566	566
Gain on Pension and OPEB actuarial assumptions							4,387	4,387

Total comprehensive loss								(67,139)

Balance at December 30, 2007	100	$—	$426,754	$—	$(48,709)	$—	$(18,430)	$359,615

Equity contribution:
Cash			234					234
Reduction in equity contributions			(471)					(471)
Equity related compensation			806					806
Comprehensive income:
Net loss					(28,581)			(28,581)
Swap mark to market adjustment							5,292	5,292
Amortization of deferred mark-to-market adjustment on terminated swap							1,259	1,259
Foreign currency translation							(1,070)	(1,070)
Loss on Pension and OPEB actuarial assumptions							(29,511)	(29,511)

Total comprehensive loss								(52,611)

Balance at December 28, 2008	100	$—	$427,323	$—	$(77,290)	$—	$(42,460)	$307,573

Equity contribution:
Cash			264,890					264,890
Reduction in equity contributions			(2,207)					(2,207)
Equity related compensation			3,190					3,190
Notes receivable from officers				(565)				(565)
Comprehensive income:
Net loss					302,603			302,603
Swap mark to market adjustment							(10,610)	(10,610)
Amortization of deferred mark-to-market adjustment on terminated swap							4,429	4,429
Foreign currency translation							(791)	(791)
Gain on Pension and OPEB actuarial assumptions							5,841	5,841

Total comprehensive earnings								301,472

Balance at December 27, 2009	100	$—	$693,196	$(565)	$225,313	$—	$(43,591)	$874,353

See accompanying Notes to Consolidated Financial Statements.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

1. Summary of Business Activities

Business Overview

Pinnacle Foods Finance LLC (hereafter referred to as the “Company” or “PFF”) is a leading manufacturer, marketer and distributor of high quality, branded convenience food products, the products and operations of which were managed and reported in three operating segments: (i) Birds Eye Frozen, (ii) Duncan Hines Grocery and (iii) Specialty Foods. Our United States retail frozen vegetables (Birds Eye®), single-serve frozen dinners and entrées (Hungry-Man®, Swanson®), multi-serve frozen dinners and entrées (Birds Eye Voila!®), frozen seafood (Van de Kamp’s®, Mrs. Paul’s®), frozen breakfast (Aunt Jemima®), bagels (Lender’s®), and frozen pizza (Celeste®) are reported in the Birds Eye Frozen Division. Our baking mixes and frostings (Duncan Hines®), shelf-stable pickles, peppers and relish (Vlasic®), barbeque sauces (Open Pit®), pie fillings (Comstock®, Wilderness®), syrups (Mrs. Butterworth’s® and Log Cabin®), salad dressing (Bernstein’s®), canned meat (Armour®, Nalley®, Brooks®) and all Canadian Operations are reported in the Duncan Hines Grocery Division. The Specialty Foods Division consists of snack products (Tim’s Cascade® and Snyder of Berlin®) and our food service and private label businesses.

On December 23, 2009 PFG LLC purchased Birds Eye Foods, Inc. See Note 3, for a full description of the transaction, and brands of Birds Eye Foods, Inc.

History and the Blackstone Transaction

On May 22, 2001, Pinnacle Foods Holding Corp. (“PFHC”) acquired certain assets and assumed certain liabilities of the North American business of Vlasic Foods International Inc. (“VFI”). The North American business consisted of the Swanson and Hungry-Man frozen food, Vlasic pickles, peppers and relish and Open Pit barbecue sauce businesses. PFHC was incorporated on March 29, 2001 but had no operations until the acquisition of the North American business of VFI.

Crunch Holding Corp. (“CHC”), a Delaware corporation indirectly owned by J.P. Morgan Partners, LLC, J.W. Childs Associates, L.P. and CDM Investor Group LLC, acquired PFHC on November 25, 2003 (the “Pinnacle Transaction”).

On November 25, 2003, Aurora Foods Inc. (“Aurora”) entered into a definitive agreement with Crunch Equity Holding, LLC, the former parent of CHC. The definitive agreement provided for a comprehensive restructuring transaction in which PFHC was merged with and into Aurora, with Aurora surviving the merger, following the filing and confirmation of a pre-negotiated bankruptcy reorganization case with respect to Aurora under Chapter 11 of the U.S. Bankruptcy Code. On December 8, 2003, Aurora and its subsidiary, Sea Coast Foods, Inc., filed their petitions for reorganization with the Bankruptcy Court. On February 20, 2004, the First Amended Joint Reorganization Plan of Aurora Foods Inc. and Sea Coast Foods, Inc., as modified, dated February 17, 2004, was confirmed by order of the Bankruptcy Court. This restructuring transaction was completed on March 19, 2004, and the surviving company was renamed Pinnacle Foods Group Inc. (“PFGI”) (now known as Pinnacle Foods Group LLC) (the “Aurora Merger”).

On March 1, 2006, PFGI acquired certain assets and assumed certain liabilities of the food products business (the “Armour Business”) of The Dial Corporation for $189.2 million in cash. The acquisition of the Armour Business complemented PFGI’s existing product lines that together provide growth opportunities and scale. The Armour Business is a leading manufacturer, distributor and marketer of products in the $1.1 billion canned meat category. For the year ended December 31, 2005, the Armour Business had net sales of approximately $225 million. The Armour Business offers products in twelve of the fifteen segments within the canned meat category and maintains the leading market position in the Vienna sausage, potted meat and sliced beef categories. The business also includes meat spreads, chili, luncheon meat, corned and roast beef hash and beef stew. The majority of the products are produced at the manufacturing facility located in Ft. Madison, Iowa, which was acquired in the transaction. Products are sold under the Armour brand name as well as private label and certain co-pack arrangements.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

On February 10, 2007, Crunch Holding Corp. (“CHC”), the parent company of Pinnacle Foods Group Inc. (“PFGI”), entered into an Agreement and Plan of Merger with Peak Holdings LLC (“Peak Holdings”), a Delaware limited liability company controlled by affiliates of The Blackstone Group, Peak Acquisition Corp. (“Peak Acquisition”), a wholly owned subsidiary of Peak Holdings, and Peak Finance LLC (“Peak Finance”), an indirect wholly owned subsidiary of Peak Acquisition, providing for the acquisition of CHC. Under the terms of the Agreement and Plan of Merger, the purchase price for CHC was $2,162.5 million in cash less the amount of indebtedness (including capital lease obligations) of CHC and its subsidiaries outstanding immediately prior to the closing and certain transaction costs, subject to purchase price adjustments based on the balance of working capital and indebtedness as of the closing. Pursuant to the Agreement and Plan of Merger, immediately prior to the closing, CHC contributed all of the outstanding shares of capital stock of its wholly owned subsidiary PFGI, to a newly-formed Delaware limited liability company, PFF. At the closing, Peak Acquisition merged with and into CHC, with CHC as the surviving corporation, and Peak Finance merged with and into PFF, with PFF as the surviving entity.

As a result of the Merger, CHC became a wholly-owned subsidiary of Peak Holdings. This transaction closed on April 2, 2007 (the “Blackstone Transaction”).

For purposes of identification and description, PFGI is referred to as the “Predecessor” for the period prior to the Blackstone Transaction occurring on April 2, 2007, and Pinnacle Foods Finance LLC (“PFF” or the “Company”) is referred to as the “Successor” for the period subsequent to the Blackstone Transaction.

Each share of CHC’s issued and outstanding stock immediately prior to closing was converted into the right to receive the per share merger consideration (approximately $1.975 per share) in cash. The aggregate purchase price was approximately $2,162.5 million, including the repayment of outstanding debt under the Predecessor’s senior secured credit facilities and senior subordinated notes and the assumption of capital lease obligations. The purchase price adjustment was approximately $2.3 million, was finalized in August 2007 and is included in the amounts below.

In June 2001, the FASB issued the authoritative guidance for business combinations and goodwill and other intangible assets which established accounting and reporting for business combinations. The guidance for business combinations required that all business combinations be accounted for using the purchase method of accounting. The guidance for goodwill and other intangible assets provided that goodwill and other intangible assets with indefinite lives not to be amortized, but tested for impairment on an annual basis. The Successor accounted for the Blackstone Transaction in accordance with these standards. The acquisition of CHC is being treated as a purchase with Peak Holdings (whose sole asset is its indirect investment in the common stock of PFF) as the accounting acquiror in accordance with the authoritative guidance for business combinations.

The cost of the Blackstone Transaction consisted of:

Stated purchase price	$2,162,500
Working capital and other adjustments	(2,338)
Assumed debt	(1,278)

Subtotal - merger consideration	2,158,884
Transaction costs	71,217

Total cost of acquisition	$2,230,101

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

The following table summarizes the final allocation of the total cost of the Blackstone Transaction to the assets acquired and liabilities assumed:

Assets acquired:
Cash	$16,701
Accounts receivable	103,921
Inventories	198,459
Other current assets	6,558
Plant assets	279,773
Tradenames	926,412
Customer relationships	122,661
Other assets	52,810
Goodwill	996,546

Fair value of assets acquired	2,703,841
Liabilities assumed:
Accounts payable	70,927
Accrued liabilities	105,851
Pension and other postretirement benefits	20,164
Other long-term liabilities	7,590
Deferred tax liabilities	267,930
Capital leases	1,278

Purchase price	$2,230,101

Based upon the final allocation, the value assigned to intangible assets and goodwill totaled $2,098.4 million. Of the total intangible assets, $52.8 million has been assigned to recipes and formulas, with $29.3 million allocated to the Birds Eye Frozen segment and $23.5 million allocated to the Duncan Hines Grocery segment. The recipes and formulas are being amortized over 10 years. In addition, $122.7 million has been assigned to customer relationships, with $38.5 million allocated to the Birds Eye Frozen segment, $38.8 million allocated to the Duncan Hines Grocery segment and $45.4 million allocated to the Specialty Food segment. Customer relationships are being amortized on an accelerated basis over seven years for foodservice and private label relationships and forty years for distributor relationships. The Company has also assigned $926.4 million to the value of the tradenames acquired, with $242.4 million allocated to the Birds Eye Frozen segment and $684.0 million allocated to the Duncan Hines Grocery segment. The values of the tradenames are not subject to amortization but are reviewed annually for impairment. Goodwill, which is also not subject to amortization, totaled $996.5 million, with $272.0 million allocated to the Birds Eye Frozen segment, $633.8 million allocated to the Duncan Hines Grocery segment and $90.7 million allocated to the Specialty Foods segment. No new tax-deductible goodwill or intangible assets were created as a result of the Blackstone Transaction, but historical tax-deductible goodwill and intangible assets in the amount of $603 million existed as of the acquisition date.

In accordance with the requirements of the purchase method of accounting for acquisitions, inventories as of April 2, 2007 were required to be valued at fair value (net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity), which in the case of finished products the Company estimated to be $40.2 million higher than the Predecessor’s historical manufacturing cost. The Successor’s cost of products sold for the 39 weeks ended December 30, 2007 includes pre-tax charges of $40.2 million related to the finished products at April 2, 2007, which were subsequently sold during the period from April 2, 2007 to December 30, 2007.

The Blackstone Transaction was financed through borrowings of a $1,250 million term loan and a $10 million revolver drawing under the Successor’s Senior Secured Credit Facility (the “Senior Secured Credit Facility”), $325 million of Senior Notes (the “Senior Notes”) and $250 million of Senior Subordinated Notes (the “Senior Subordinated Notes”), all issued on April 2, 2007, a $422.2 million equity contribution from the Blackstone Group and other investors and $12.7 million in existing cash, less deferred financing costs of $39.8 million.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Other Blackstone Transaction-Related Matters

Immediately prior to closing, pursuant to their original terms, all of the Predecessor’s outstanding stock options vested and the Predecessor exercised its purchase option to purchase at fair value all of the shares of common stock to be acquired by exercise of options held by employees pursuant to the Predecessor’s Stock Option Plan. As a result, compensation expense of approximately $8.4 million was recorded in the Consolidated Statements of Operations of the Predecessor on April 2, 2007 (the first day of the second quarter), immediately before the Blackstone Transaction, related to the fair value of the options exercised.

On March 8, 2007, the Predecessor commenced a cash tender offer to purchase any and all of the outstanding 8.25% Senior Subordinated Notes due 2013 of the Predecessor (the “Predecessor Notes”) and a related consent solicitation to amend the indenture pursuant to which the Predecessor Notes were issued. The tender offer and consent solicitation were made in connection with the Blackstone Transaction. The tender offer and consent solicitation were made upon the terms and conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated March 8, 2007 and the related Consent and Letter of Transmittal. The total transaction cost of the cash tender offer for the Predecessor Notes was $35.5 million and was recorded as a charge in the Consolidated Statements of Operations of the Predecessor on April 2, 2007 (the first day of the second quarter), immediately before the Blackstone Transaction.

Due to the cash tender offer for the Predecessor Notes and the repayment in full of the Predecessor’s senior secured credit facility, which were both done in connection with the Blackstone Transaction, the Predecessor recorded in the Consolidated Statements of Operations of the Predecessor on April 2, 2007 (the first day of the second quarter), immediately before the Blackstone Transaction, a charge of $24.1 million for the unamortized portion of the deferred financing costs and a credit of $5.2 million for the unamortized portion of the original issue premium on the Predecessor Notes.

The closing of the transaction represented a change in control under certain Predecessor contracts, including the former Chairman’s employment agreement as well as contracts with affiliates of the former Chairman. As a result, the Predecessor was required to pay $12.9 million pursuant to these agreements and recorded a charge for such amount in the Consolidated Statements of Operations of the Predecessor on April 2, 2007 (the first day of the second quarter), immediately before the Blackstone Transaction.

The Management Agreement between the Predecessor and JPMorgan Partners, LLC and J.W. Childs Associates, L.P. was terminated at closing.

Pro forma Information

The following schedule includes consolidated statements of operations data for the unaudited pro forma results for the year ended December 30, 2007 as if the Blackstone Transaction had occurred as of the beginning of fiscal 2007. The pro forma information includes the actual results with pro forma adjustments for the change in interest expense related to the new financing, purchase accounting adjustments related to fixed assets, intangible assets, pension and other post-employment benefit liabilities, the cancellation of certain contracts of the Predecessor and related adjustments to the provision for income taxes.

The unaudited pro forma information is provided for illustrative purposes only. It does not purport to represent what the consolidated results of operations would have been had the Blackstone Transaction occurred on the date indicated above, nor does it purport to project the consolidated results of operations for any future period or as of any future date.

Year ended December 30, 2007
Net sales	$1,514,485
Earnings before interest and taxes	$75,910
Net loss	$(120,137)

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

2. Summary of Significant Accounting Policies

Consolidation. The consolidated financial statements include the accounts of PFF and its wholly-owned subsidiaries. The results of companies acquired during the year are included in the consolidated financial statements from the effective date of the acquisition. Intercompany transactions have been eliminated in consolidation.

Foreign Currency Translation. Foreign-currency-denominated assets and liabilities are translated into U.S. dollars at exchange rates existing at the respective balance sheet dates. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of Accumulated other comprehensive (loss) income within shareholder’s equity. The Company translates the results of operations of its foreign subsidiary at the average exchange rates during the respective periods. Gains and losses resulting from foreign currency transactions are included in Cost of products sold on the Consolidated Statement of Operations and were a $2,788 gain in the year ended December 27, 2009, $3,983 gain in the year ended December 28, 2008, $4,676 loss in the 39 weeks ended December 30, 2007 and a $54 gain in the 13 weeks ended April 2, 2007. These amounts include the mark to market and realized gains and losses on our foreign currency swaps as discussed in Note 14.

Fiscal Year. The Company’s fiscal year ends on the last Sunday in December.

Cash and Cash Equivalents. The Company considers investments in all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents.

Inventories. Substantially all inventories are valued at the lower of average cost or market. Cost is determined by the first-in, first-out method. The nature of costs included in inventory is: ingredients, containers, packaging, other raw materials, direct manufacturing labor and fully absorbed manufacturing overheads. When necessary, the Company provides allowances to adjust the carrying value of its inventories to the lower of cost or net realizable value, including any costs to sell or dispose including consideration for obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value.

Plant Assets. Plant assets are stated at historical cost, and depreciation is computed using the straight-line method over the lives of the assets. Buildings and machinery and equipment are depreciated over periods not exceeding 45 years and 15 years, respectively. The weighted average estimated remaining useful lives are approximately 13 years for buildings and 6 years for machinery and equipment. When assets are retired, sold, or otherwise disposed of, their gross carrying value and related accumulated depreciation are removed from the accounts and included in determining gain or loss on such disposals. Costs of assets acquired in a business combination are based on the estimated fair value at the date of acquisition.

Goodwill and Indefinite-lived Intangible Assets. The Company evaluates the carrying amount of goodwill and indefinite-lived tradenames for impairment on at least an annual basis and when events occur or circumstances change that an impairment might exist. The Company performs goodwill impairment testing for each business which constitutes a component of the Company’s operating segments, known as reporting units. The Company compares the fair value of these reporting units with their carrying values inclusive of goodwill. If the carrying amount of the reporting unit exceeds its fair value, the Company compares the implied fair value of the reporting unit’s goodwill to its carrying amount and any shortfall is charged to earnings. In estimating the implied fair value of the goodwill, the Company estimates the fair value of the reporting unit’s tangible and intangible assets (other than goodwill). For indefinite-lived tradename intangible assets the Company determines recoverability by comparing the carrying value to its fair value estimated based on discounted cash flows attributable to the tradename and charges the shortfall, if any, to earnings. In estimating the fair value, the Company primarily uses the income approach, which utilizes forecasted discounted cash flows to estimate fair values. Assumptions underlying fair value estimates are subject to risks and uncertainties.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Valuation of Long-Lived Assets. The carrying value of long-lived assets held and used, other than goodwill and indefinite-lived intangibles, is evaluated by asset group level when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset group is considered impaired when the total projected undiscounted cash flows from such asset group are separately identifiable and are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset group. Fair market value is determined primarily using the projected cash flows from the asset group discounted at a rate commensurate with the risk involved. Losses on long-lived asset groups held for sale, other than goodwill, are determined in a similar manner, except that fair market values are reduced for disposal costs.

Revenue Recognition. Revenue from product sales is recognized upon shipment to the customers as terms are FOB shipping point, at which point title and risk of loss is transferred and the selling price is fixed or determinable. This completes the revenue-earning process specifically that an arrangement exists, delivery has occurred, ownership has transferred, the price is fixed and collectability is reasonably assured. A provision for payment discounts and product return allowances, which is estimated based upon the Company’s historical performance, management’s experience and current economic trends, is recorded as a reduction of sales in the same period that the revenue is recognized.

Trade promotions, consisting primarily of customer pricing allowances and merchandising funds, and consumer coupons are offered through various programs to customers and consumers. Sales are recorded net of estimated trade promotion spending, which is recognized as incurred at the time of sale. Certain retailers require the payment of slotting fees in order to obtain space for the Company’s products on the retailer’s store shelves. The fees are recognized as reductions of revenue at the earlier of the date cash is paid or a liability to the retailer is created. These amounts are included in the determination of net sales. Accruals for expected payouts under these programs are included as accrued trade marketing expense line in the Consolidated Balance Sheet. Coupon redemption costs are also recognized as reductions of net sales when the coupons are issued. Estimates of trade promotion expense and coupon redemption costs are based upon programs offered, timings of those offers, estimated redemption/usage rates from historical performance, management’s experience and current economic trends.

Marketing Expenses. Trade marketing expense is comprised of amounts paid to retailers for programs designed to promote our products. These costs include standard introductory allowances for new products (slotting fees). They also include the cost of in-store product displays, feature pricing in retailers’ advertisements and other temporary price reductions. These programs are offered to our customers both in fixed and variable (rate per case) amounts. The ultimate cost of these programs depends on retailer performance and is the subject of significant management estimates. The Company records as expense the estimated ultimate cost of the program in the period during which the program occurs. In accordance with the authoritative guidance for revenue recognition, these trade marketing expenses are classified in the Consolidated Statements of Operations as a reduction of net sales. Also, in accordance with the guidance, coupon redemption costs are also recognized as reductions of net sales when issued. Marketing expenses recorded as a reduction of net sales of the Successor were $513,960 for fiscal 2009, $474,164 for fiscal 2008 and $357,052 for the 39 weeks ended December 30, 2007. Marketing expenses for the Predecessor in the 13 weeks ending April 2, 2007 were $142,877.

Advertising. Advertising costs include the cost of working media (advertising on television, radio or in print), the cost of producing advertising, and the cost of coupon insertion and distribution. Working media and coupon insertion and distribution costs are expensed in the period the advertising is run or the coupons are distributed. The cost of producing advertising is expensed as of the first date the advertisement takes place. Advertising included in the Successor’s marketing and selling expenses was $42,433 for fiscal 2009, $37,088 for fiscal 2008 and $30,680 for the 39 weeks ending December 30, 2007. Advertising included in the Predecessor’s marketing and selling expenses was $13,141 in the 13 weeks ending April 2, 2007.

Shipping and Handling Costs. In accordance with the authoritative guidance for revenue recognition, costs related to shipping and handling of products shipped to customers are classified as cost of products sold.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Stock Based Compensation. At the start of fiscal 2006, we adopted the authoritative guidance for stock compensation accounting. We adopted the guidance using the modified prospective method. Under this method of adoption, prior periods are not restated. For awards granted prior to the adoption of the guidance, compensation cost is recognized for the unvested portion of outstanding awards based on the grant-date fair value calculated under the guidance for pro forma disclosures.

Grant-date fair value of stock options is estimated using the Black-Scholes option-pricing model. Compensation expense is reduced based on estimated forfeitures with adjustments to actual recorded at the time of vesting. Forfeitures are estimated based on historical experience. We recognize compensation cost for awards over the vesting period. The majority of our stock options have a five-year vesting.

Insurance reserves. The Company is self-insured under its worker’s compensation insurance policy. We estimate the outstanding retained-insurance liabilities by projecting incurred losses to their ultimate liability and subtracting amounts paid-to-date to obtain the remaining liabilities. The Company bases actuarial estimates of ultimate liability on actual incurred losses, estimates of incurred but not yet reported losses and the projected costs to resolve these losses.

Income Taxes. Income taxes are accounted for in accordance with the authoritative guidance for accounting for income taxes under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company reviews its deferred tax assets for recovery. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change.

Financial Instruments. The Company uses financial instruments; primarily interest rate swaps and caps, to manage its exposure to movements in interest rates, certain commodity prices and foreign currencies. The use of these financial instruments modifies the exposure of these risks with the intent to reduce the risk or cost to the Company. The Company does not use derivatives for trading purposes and is not a party to leveraged derivatives. The authoritative guidance for derivative and hedge accounting requires that all derivatives be recognized as either assets or liabilities at fair value. Changes in the fair value of derivatives not designated as hedging instruments are recognized monthly in earnings. The cash flows associated with the financial instruments are included in the cash flow from operating activities.

Deferred financing costs. Deferred financing costs are amortized over the life of the related debt using the effective interest rate method. If debt is prepaid or retired early, the related unamortized deferred financing costs are written off in the period the debt is retired.

Capitalized Internal Use Software Costs. The Company capitalizes the cost of internal-use software that has a useful life in excess of one year in accordance with the authoritative guidance for goodwill and other intangible assets. These costs consist of payments made to third parties and the salaries of employees working on such software development. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Capitalized internal use software costs are amortized using the straight-line method over their estimated useful lives, generally 2  1/2 to 3 years. The Successor amortized $3,850 in fiscal 2009, $3,663 in fiscal 2008 and $1,889 in the 39 weeks ending December 30, 2007. The Predecessor amortized $530 in the 13 weeks ending April 2, 2007. Additionally, as of December 27, 2009 and December 28, 2008, the net book value of capitalized internal use software totaled $7,019 and $6,747, respectively.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Comprehensive Income. Comprehensive income includes net earnings (loss), loss on financial instruments, foreign currency translation adjustments and net gains or (losses) on Pension and OPEB actuarial assumptions that are currently presented as a component of shareholder’s equity. The components of Accumulated other comprehensive (loss) income at year end were as follows:

	December 27, 2009	December 28, 2008
Gain/(Loss) on financial instruments,	$(23,013)	$(16,832)
net of accumulated amortization of ($5,688 and $1,259) and net of tax ($6,567 and $0)
Gain/(Loss) on Pension and OPEB actuarial assumptions	(19,283)	(25,124)
Foreign currency translation adjustments	(1,295)	(504)

Total	$(43,591)	$(42,460)

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In December 2007, the FASB updated the authoritative guidance for business combinations. Under the December 2007 update, all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but the updated guidance changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. The updated guidance for business combinations is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. The authoritative guidance for business combinations amends the authoritative guidance for income tax accounting such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of updated guidance for business combinations (released in December 2007), would also apply the provisions of the updated guidance for business combinations. Early adoption is not permitted. The adoption of the updated authoritative guidance for business combinations will have an impact on the Company’s accounting for future business combinations on a prospective basis once adopted; however, the materiality of that impact cannot be determined. The accounting for the Birds Eye Acquisition was performed in accordance with this guidance.

In April 2009, the FASB updated the authoritative guidance for business combinations. The April 2009 update amends and clarifies the authoritative guidance of business combinations to address application issues associated with initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. The updated authoritative guidance for business combinations is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The implementation of this standard will have an impact on the Company’s accounting for future business combinations on a prospective basis once adopted; however, the materiality of that impact cannot be determined. The accounting for the Birds Eye Acquisition was performed in accordance with this guidance.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

In December 2007, the FASB issued the authoritative guidance for noncontrolling interests in consolidated financial statements. This guidance is effective for fiscal years and interim periods within those fiscal years beginning on or after December 15, 2008, with earlier adoption prohibited. This guidance requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net earnings attributable to the noncontrolling interest will be included in consolidated net earnings on the face of the statement of operations. It also amends consolidation procedures for consistency with the requirements of the authoritative guidance for business combinations. The guidance for noncontrolling interests in consolidated financial statements also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. This guidance has not had any impact on the reporting of the Company’s financial position or the results of operations.

In March 2008, the FASB revised the authoritative guidance for derivative and hedge accounting. The guidance requires enhanced disclosures about derivative and hedging activities. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company adopted this guidance in the first quarter of 2009 and has included enhanced disclosure in Note 14.

In April 2009, the FASB updated the authoritative guidance for measuring fair value. The April 2009 update provides additional guidance on factors to consider in estimating fair value when there has been a significant decrease in market activity for a financial asset. The guidance is effective for interim and annual periods ending after June 15, 2009. The Company adopted the guidance during the quarter ended September 27, 2009 and it did not have a material impact on the Company’s consolidated financial position or results of operations.

In November 2008, the FASB updated the authoritative guidance for intangible assets. The November 2008 update provides guidance for accounting for defensive intangible assets subsequent to their acquisition in accordance with the authoritative guidance for business combinations and the authoritative guidance for measuring fair value by including the estimated useful life that should be assigned to such assets. The updated authoritative guidance for intangible assets is effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The implementation of this guidance did not have a material impact on the Company’s consolidated financial position or results of operations.

In December 2008, the FASB issued authoritative guidance on defined benefit plans. The release provides guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The guidance is effective for fiscal years ending after December 15, 2009. The implementation of this guidance did not have a material impact on the Company’s consolidated financial position or results of operations and the enhanced disclosures have been included for the fiscal year ended December 27, 2009.

In April 2009, the FASB amended the authoritative guidance on financial instruments to require disclosure of the fair value of financial instruments in interim financial statements as well as annual financial statements. The adoption of this guidance will have no impact to the Company as it already provides these disclosures in its interim financial statements.

In April 2009, the FASB issued authoritative guidance on investment in debt securities. This guidance clarifies the interaction of the impairment factors that should be considered when applied prospectively beginning in the second quarter of 2009. Upon adoption during the quarter ended September 27, 2009, this guidance did not have a material impact to the Company’s consolidated financial position or results of operations.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

In May 2009, the FASB issued guidance regarding subsequent events, which was subsequently updated in February 2010. This guidance established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this guidance set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance was effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009, and was therefore adopted by the Company for the second quarter 2009 reporting. The adoption did not have a significant impact on the subsequent events that the Company reports, either through recognition or disclosure, in the consolidated financial statements. In February 2010, the FASB amended its guidance on subsequent events to remove the requirement to disclose the date through which an entity has evaluated subsequent events, alleviating conflicts with current SEC guidance. This amendment was effective immediately and the Company therefore removed the disclosure in this Annual Report.

In June 2009, the FASB issued the authoritative guidance for variable interest entities. This guidance clarifies the characteristics that identify a variable interest entity (VIE) and changes how a reporting entity identifies a primary beneficiary that would consolidate the VIE from a quantitative risk and rewards calculation to a qualitative approach based on which variable interest holder has controlling financial interest and the ability to direct the most significant activities that impact the VIE’s economic performance. This guidance requires the primary beneficiary assessment to be performed on a continuous basis. It also requires additional disclosures about an entity’s involvement with VIE, restrictions on the VIE’s assets and liabilities that are included in the reporting entity’s consolidated balance sheet, significant risk exposures due to the entity’s involvement with the VIE, and how its involvement with a VIE impacts the reporting entity’s consolidated financial statements. The authoritative guidance for variable interest entities is effective for fiscal years beginning after November 15, 2009. The Company does not anticipate it will have a material impact on the Company’s consolidated financial position or results of operations.

In June 2009, the FASB updated guidance for generally accepted accounting principles (“GAAP”). The updated guidance establishes only two levels of U.S. GAAP, authoritative and nonauthoritative. The FASB Accounting Standards Codification (the “Codification”) will become the source of authoritative, nongovernmental GAAP. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. The June 2009 updated guidance is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company adopted this guidance in the third quarter of 2009.

In August 2009, the FASB updated the authoritative guidance for measuring the fair value of liabilities. The update provides guidance on the valuation techniques that are used in measuring the fair market value of a liability when quoted price in an active market is not available. The techniques include using the quoted price for identical or similar liabilities. Other techniques include the use of an income approach, such as present value techniques, or a market approach, such as a technique that is based on the amount at the measurement date that a reporting entity would pay to transfer the identical liability or pay to receive the identical liability. The guidance is effective for the first reporting period after issuance. The Company adopted this guidance in the third quarter of 2009 and it did not have a material impact on the Company’s consolidated financial position or results of operations.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

3. Acquisition

Acquisition of Birds Eye Foods, Inc.

On December 23, 2009, our wholly owned subsidiary, Pinnacle Foods Group LLC acquired all of the common stock of Birds Eye Foods, Inc. (“Birds Eye”). Birds Eye’s product offering includes an expanding platform of healthy, high-quality frozen vegetables and frozen meals and a portfolio of primarily branded dry foods which are well-aligned with our existing Duncan Hines Grocery segment. Frozen food products are marketed under the Birds Eye brand name. Birds Eye markets traditional boxed and bagged frozen vegetables, as well as steamed vegetables using innovative steam-in-packaging technology, under the Birds Eye and Birds Eye Steamfresh brands. Birds Eye’s complete bagged meals, marketed primarily under the family-oriented Birds Eye Voila! brand, offer consumers value-added meal solutions that include a protein, starch, and vegetables in one convenient package. Birds Eye’s branded dry food products hold leading market share positions in their core geographic markets, and include Comstock and Wilderness fruit pie fillings and toppings, Brooks and Nalley chili and chili ingredients, and snack foods by Tim’s Cascade and Snyder of Berlin.

The authoritative guidance for business combinations and goodwill and other intangible assets which established accounting and reporting for business combinations requires that all business combinations be accounted for using the purchase method of accounting. The guidance for goodwill and other intangible assets provided that goodwill and other intangible assets with indefinite lives not to be amortized, but tested for impairment on an annual basis.

In December 2007, the FASB updated the authoritative guidance for business combinations. The guidance required business combinations to still be accounted for using the purchase method of accounting, but changed the method of applying the method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. The Birds Eye Acquisition has been accounted for in accordance with these standards.

The cost of the Birds Eye Acquisition consisted of:

Stated purchase price	$670,000
Net repayment of Birds Eye’s debt	670,383

Total cost of acquisition	$1,340,383

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

The following table summarizes the allocation of the total cost of the Birds Eye Acquisition to the assets acquired and liabilities assumed:

Assets acquired:
Cash and cash equivalents	$25,637
Account receivable	67,697
Inventories	212,612
Other current assets	2,806
Assets held for sale	7,402
Deferred tax assets	797
Plant assets	146,813
Tradenames	750,000
Distributor relationships and license agreements	52,875
Goodwill	565,013
Other assets	53

Fair value of assets acquired	1,831,705
Liabilities assumed
Accounts payable	78,652
Accrued liabilities	59,455
Pension and post retirement benefit plans	49,307
Capital leases	1,657
Other long-term liabilities	14,520
Deferred tax liabilities	287,731

Total cost of acquisition	$1,340,383

Based upon the allocation, the value assigned to intangible assets and goodwill totaled $1,367.9 million. Of the total intangible assets, $48.0 million has been assigned to distributor relationships. Distributor relationships are being amortized on an accelerated basis over 30 years, which life was based on an attrition rate based on industry experience which management believes is appropriate in the Company’s circumstances. The Company has also assigned $750.0 million to the value of the tradenames acquired, of which $624.0 million is allocated to the Birds Eye Frozen segment, $90.0 million is allocated to the Duncan Hines Grocery segment and $36.0 million is allocated to the Specialty Foods segment. The values of the tradenames are not subject to amortization but are reviewed annually for impairment. Goodwill, which is also not subject to amortization, totaled $565.0 million, of which $304.6 million is allocated to the Birds Eye Frozen segment, $107.2 million is allocated to the Duncan Hines Grocery segment and $153.2 million is allocated to the Specialty Foods segment. No new tax-deductible goodwill or intangible assets were created as a result of the Birds Eye Acquisition, but historical tax-deductible goodwill and intangible assets in the amount of $79.4 million existed as of the closing of the Birds Eye Acquisition.

In accordance with the requirements of the purchase method of accounting for acquisitions, inventories obtained in the Birds Eye Acquisition, inventories were required to be valued at fair value, value (net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity), which is $37.6 million higher than historical manufacturing cost. Cost of products sold for the fiscal year ended December 27, 2009 includes pre-tax charges of $525 related to the finished products at December 23, 2009, which were subsequently sold during the period from December 23, 2009 to December 27, 2009.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

The Birds Eye Acquisition was financed through borrowings of $850 million in term loans (“the Tranche C Term Loans”), $300 million of Senior Notes (the “Senior Notes”), a $260 million equity contribution from the Blackstone Group, a $3.1 million investment from members of the board and management, less transaction costs of $24.1 million and deferred financing costs of $40.2 million. Included in the transaction costs of $24.1 million are; $19.3 million in merger, acquisition and advisory fees, $4.0 million in legal, accounting and other professional fees and $0.8 million in other costs. The costs are recorded in Other expense (income), net in the Consolidated Statements of Operations. The Company also incurred $11,750 in original issue discount, in connection with the Tranche C Term Loans. This is recorded in Long-term debt on the Consolidated Balance Sheet and will be amortized over the life of the loan using the effective interest method which is consistent the authoritative guidance for debt with conversion and other options.

Pro forma Information

The following schedule includes consolidated statements of operations data for the unaudited pro forma results for the year ended December 27, 2009 as if the Birds Eye Acquisition had occurred as of the beginning of fiscal 2008. The pro forma information includes the actual results with pro forma adjustments for the change in interest expense related to the new financing, purchase accounting adjustments related to fixed assets, intangible assets, pension and other post-employment benefit liabilities, and related adjustments to the provision for income taxes.

The unaudited pro forma information is provided for illustrative purposes only. It does not purport to represent what the consolidated results of operations would have been had the Birds Eye Acquisition occurred on the date indicated above, nor does it purport to project the consolidated results of operations for any future period or as of any future date.

	Year ended December 27, 2009	Year ended December 28, 2008
	(unaudited)	(unaudited)
Net sales	$2,548,439	$2,480,084
Earnings before interest and taxes	$249,817	$268,996
Net earnings (loss)	$312,508	$(19,492)

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

4. Lehman Brothers Holdings, Inc. Bankruptcy and Related Events

On September 15, 2008, Lehman Brothers Holdings Inc. (“Lehman”) filed for protection under Chapter 11 of the federal Bankruptcy Code in the United States Bankruptcy Court in the Southern District of New York.

The Company had an aggregate revolving credit facility commitment of $125.0 million with a consortium of banks, including Lehman Commercial Paper Inc. (“LCPI”), a subsidiary of Lehman, which was not included in the original bankruptcy filing but subsequently filed for bankruptcy on October 3, 2008. As of December 28, 2008, LCPI’s total commitment within this credit facility was $15.0 million. Starting on September 19, 2008 when the Company attempted to borrow under the revolving facility, LCPI failed to fund its pro-rata commitment. Each of the remaining banks within the revolving credit facility did fund their pro-rata commitments. In December 2009, the Company obtained replacement loan commitments from another bank.

In addition, LCPI was the administrative agent under the Senior Secured Credit Facility, including the revolving credit facility commitment. In December 2009, the Company effected a transition of these duties to a new administrative agent Barclays Bank PLC.

The Company was also a counterparty with Lehman Brothers Special Financing (“LBSF”), a subsidiary of Lehman, on an Interest Rate Swap, an Interest Rate Collar, Natural Gas Swaps and Foreign Currency Options (collectively, the “Derivatives”). Lehman is a credit support provider for these Derivatives obligations of LBSF. On October 3, 2008, LBSF also filed for Chapter 11 bankruptcy. The bankruptcy filings of Lehman and LBSF constitute an event of default with respect to the Derivatives. On October 24, 2008, the Company, as is its right under the contractual agreement with LBSF, terminated all of its Derivatives contracts at a cash cost to the Company of $17.5 million. See further discussion of the Derivatives in Note 14.

5. Fair Value Measurements

In the first quarter of 2009, the Company adopted the authoritative guidance for measuring fair value as it relates to nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on at least an annual basis. The guidance for nonfinancial assets and nonfinancial liabilities defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (GAAP), and expands disclosures about fair value measurements. The provisions of this guidance apply to other accounting pronouncements that require or permit fair value measurements and are to be applied prospectively with limited exceptions. The adoption of the authoritative guidance for measuring fair value, as it relates to nonfinancial assets and nonfinancial liabilities, had no impact on the Company’s consolidated financial statements. The provisions of the authoritative guidance for measuring fair value will be applied at such time a fair value measurement of a nonfinancial asset or nonfinancial liability is required, which may result in a fair value that is materially different than would have been calculated prior to the adoption of the guidance.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

In the first quarter of 2008, the Company adopted the authoritative guidance for measuring fair value of financial assets and liabilities. The guidance for financial assets and liabilities discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2:	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs that reflect the Company’s assumptions.

The Company’s population of financial assets and liabilities subject to recurring fair value measurements and the required disclosures are as follows:

	Fair Value As of December 27, 2009	Fair Value Measurements Using Fair Value Hierarchy			Fair Value As of December 28, 2008	Fair Value Measurements Using Fair Value Hierarchy
		Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
Assets
Interest rate derivatives	$165	$—	$165	$—	$—	$—	$—	$—
Foreign currency derivatives	—	—	—	—	5,346	—	5,346	—
Heating oil derivatives	25	—	25	—	—	—	—	—
Diesel fuel derivatives	902	—	902	—	—	—	—	—

Total assets at fair value	$1,092	$—	$1,092	$—	$5,346	$—	$5,346	$—

Liabilities
Interest rate derivatives	$21,145	$—	$21,145	$—	$11,890	$—	$11,890	$—
Foreign currency derivatives	2,522	—	2,522	—	—	—	—	—
Natural gas derivatives	57	—	57	—	288	—	288	—

Total liabilities at fair value	$23,724	$—	$23,724	$—	$12,178	$—	$12,178	$—

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

The Company manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. The primary risks managed by using derivative instruments are interest rate risk, foreign currency exchange risk and commodity price risk. The valuations of these instruments are determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments). The variable cash receipts (or payments) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. To comply with the provisions of the authoritative guidance for measuring fair value, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees. The Company had no fair value measurements based upon significant unobservable inputs (Level 3) as of December 27, 2009 or December 28, 2008.

6. Shareholder’s Equity and Stock-Based Compensation Expense

Shareholder’s Equity

In connection with the capital contributions at the time of the Birds Eye Acquisition on December 23, 2009, certain members of the Board of Directors and management purchased ownership units of our ultimate parent Peak Holdings LLC. To fund these purchases, certain members of management signed 30 day notes receivable at a market interest rate. The total of the notes receivable were $565 and were fully paid in January 2010.

Stock-Based Compensation Expense

On December 26, 2005, the Company adopted the authoritative guidance for stock compensation which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors, including employee stock options and employee stock purchases, based on estimated fair values. The Company adopted the guidance using the modified prospective transition method, which requires the application of the accounting standard as of December 26, 2005, the first day of the Company’s fiscal year 2006. The Company’s Consolidated Financial Statements as of and for the years ended December 27, 2009, December 28, 2008 and December 30, 2007 reflect the impact of the guidance.

The authoritative guidance for stock compensation requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense using the straight-line method over the requisite service periods in the Company’s Consolidated Statements of Operations.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Successor’s Stock-Based Compensation Plans

The Successor has two long-term incentive programs: The 2007 Stock Incentive Plan and the 2007 Unit Plan.

2007 Stock Incentive Plan

Crunch Holding Corp. (“CHC”), which continues to own all of the common stock in the Company adopted a stock option plan (the “2007 Stock Incentive Plan”) providing for the issuance of up to 20,000 shares of CHC’s common stock. Pursuant to the option plan, certain officers, employees, managers, directors and other persons are eligible to receive grants of nonqualified stock options, as permitted by applicable law. Generally 25% of the options will vest ratably over five years (“Time-Vested Options”). Fifty percent of the options vest ratably over five years depending on if annual or cumulative EBITDA targets are met (“Performance Options”). The final 25% of the options vest either on a change of control or similar event, if a 20% annual internal rate of return (or, if the event occurs (x) on or before the first anniversary of the closing date of the Blackstone Transaction, a 40% annual internal rate of return or (y) after the first anniversary of the closing date of the Blackstone Transaction but on or before the second anniversary of the closing date of the Blackstone Transaction, a 30% annual internal rate of return) is attained by Blackstone (“Exit Options”). The Company recently modified the 2007 Stock Incentive Plan to revise the EBITDA targets included in the plan to levels the Company believes are reasonably attainable in light of the current global economic and financial crisis. In addition, the plan now provides that if the EBITDA target is achieved in any two consecutive fiscal years (excluding 2007 and 2008) during the employee’s continued employment, then that year’s and all prior years’ performance options will vest and become exercisable, and if the exit options vest and become exercisable during the employees continued employment, then all the performance options will also vest and become exercisable. Options under the plan have a termination date of 10 years from the date of issuance.

The following table summarizes the stock option transactions under the 2007 Stock Incentive Plan:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life	Aggregate Intrinsic Value (000’s)
Granted	6,060	$471.87
Exercised	—	—
Forteitures	(84)	471.87

Outstanding - December 30, 2007	5,976	471.87	9.73	$—
Granted	564	472.22
Exercised	—	—
Forteitures	(847)	471.89

Outstanding - December 28, 2008	5,693	$471.91	8.75	$—
Granted	1,072	457.92
Exercised	—	—
Forteitures	(335)	471.95

Outstanding - December 27, 2009	6,430	$469.57	8.02	$—

Exercisable - December 27, 2009	1,569	$471.02		$—

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

2007 Unit Plan

Peak Holdings, the parent of CHC, adopted an equity plan (the “2007 Unit Plan”) providing for the issuance of profits interest units (PIUs) in Peak. Certain employees were given the opportunity to invest in Peak at the time of the Blackstone Transaction through the purchase of Peak’s Class A-2 Units. In addition, each manager who so invested was awarded profits interests in Peak in the form of Class B-1, Class B-2 and Class B-3 Units. Generally 25% of the PIUs will vest ratably over five years (“Class B-1 Units”). Fifty percent of the PIUs vest ratably over five years depending on if annual or cumulative EBITDA targets are met (“Class B-2 Units”). The final 25% of the PIUs granted under the 2007 Equity Plans vest either on a change of control or similar event, if a 20% annual internal rate of return (or, if the event occurs (x) on or before the first anniversary of the closing date of the Blackstone Transaction, a 40% annual internal rate of return or (y) after the first anniversary of the closing date of the Blackstone Transaction but on or before the second anniversary of the closing date of the Blackstone Transaction, a 30% annual internal rate of return) is attained by Blackstone (“Class B-3 Units”). The Company recently modified the 2007 Unit Plan to revise the EBITDA targets included in the plan to levels the Company believes are reasonably attainable in light of the current global economic and financial crisis. In addition, the plan now provides that if the EBITDA target is achieved in any two consecutive fiscal years (excluding 2007 and 2008) during the employee’s continued employment, then that year’s and all prior years’ Class B-2 units will vest and become exercisable, and if the Class B-3 units vest and become exercisable during the employees continued employment, then all the Class B-2 units will also vest and become exercisable.

As of December 27, 2009, 8,512.9 PIUs have been granted, net of forfeitures, and 2,457.2 have vested.

Stock-based Compensation related to the Successor Plans

Stock-based compensation expense related to employee stock plans for the fiscal year ended 2009 was $3,190 ($3,115 net of tax). Stock-based compensation expense related to employee stock plans for the fiscal year ended 2008 was $806 ($806 net of tax). Stock-based compensation expense related to employee stock plans for the period from April 2, 2007 to December 30, 2007 was $2,468 ($2,468 net of tax).

Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest during the period. As stock-based compensation expense recognized in the Consolidated Statements of Operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. The authoritative guidance for stock compensation requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company currently uses the Black-Scholes option-pricing model as its method of valuation for stock-based awards. Since the Company’s stock is not publicly traded, the determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is based upon estimates of enterprise value as well as assumptions regarding a number of highly complex and subjective variables. The estimated enterprise value is based upon forecasted cash flows for five years plus a terminal year and an assumed discount rate. The other variables used to determine fair value of stock-based payment awards include, but are not limited to, the expected stock price volatility of a group of industry comparable companies over the term of the awards, and actual and projected employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because the Company’s employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of the Company’s employee stock-based awards. Although the fair value of employee stock awards is determined in accordance with the authoritative guidance for stock compensation and SEC Staff Accounting Bulletin No. 110 using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

The fair value of the Successor’s options granted during the fiscal year ended December 27, 2009 was estimated on the date of the grant using the Black-Scholes model with the following weighted average assumptions:

Risk-free interest rate	1.16%
Expected life of option	3.00 years
Expected volatility of Pinnacle stock	70%
Expected dividend yield on Pinnacle Stock	0%

Volatility was based on the average volatility of a group of publicly traded food companies. The Company estimates that the annual forfeiture rates to be 7.6%.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Predecessor Stock-Based Compensation Plans

The Predecessor had two long-term incentive programs: The Crunch Holding Corp. 2004 Stock Option Plan and the Crunch Holding Corp. 2004 Employee Stock Purchase Plan.

2004 Stock Option Plan

Crunch Holding Corp. (“CHC”), which owns all of the common stock of the Company adopted a stock option plan (the “2004 Plan”) providing for the issuance of up to 29.6 million shares of CHC’s common stock. Pursuant to the option plan, certain officers, employees, managers, directors and other persons were eligible to receive grants of incentive and nonqualified stock options, as permitted by applicable law. Except as otherwise provided by the plan administrator, two-ninths (2/9) of the shares of common stock subject to each option time vested annually in each of the first three years from the effective date of the option grant. The remaining one-third (1/3) of the shares of common stock subject to each option shall vest on the seventh anniversary of the effective date of the option grant unless otherwise determined by the plan administrator. Options under the plan had a termination date of 10 years from the date of issuance.

In connection with the Blackstone Transaction, all outstanding options at the time of the closing immediately vested. As a result of the accelerated vesting, the Company recorded a charge to earnings immediately before closing in the amount of $8,373. As a result of the per share merger consideration ($1.975) exceeding the strike price of the options, all vested options were exercised. The following table summarizes the stock option transactions under the 2004 Plan:

	Number of Shares	Weighted Average Exercise Price	Average Remaining Life	Aggregate Intrinsic Value (000’s)
Outstanding - December 31, 2006	27,328,663	$1.00	8.24	$—

Granted	589,445	$1.53
Exercised	(27,550,828)	1.01
Forteitures	(367,280)	1.01

Outstanding - April 2, 2007	—	$—		$—

Exercisable - April 2, 2007	—	$—		$—

2004 Employee Stock Purchase Plan

CHC also adopted an employee stock purchase plan providing for the issuance of up to 15 million shares of CHC’s common stock. Pursuant to the plan, certain officers, employees, managers, directors and other persons were eligible to purchase shares at the fair market value of such shares on the date of determination. The total shares purchased under the stock purchase plan were 10,482,971 shares. In connection with the Blackstone Transaction, all the shares of CHC were redeemed.

Stock-based Compensation related to the Predecessor Plans

Stock-based compensation expense related to employee stock options for the period from January 1, 2007 to April 2, 2007 was $8,778 ($8,776 net of tax). The expense includes the $8,373 that was a result of the acceleration of the vesting as a result of the Blackstone transaction.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest during the period. The authoritative guidance for stock compensation requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Predecessor used the lattice-binomial option-pricing model (“lattice-binomial model”) as its method of valuation for stock-based awards, which was previously used for the Predecessor’s pro forma information required under the authoritative guidance for stock compensation. Since the Company’s stock is not publicly traded, the determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is based upon estimates of enterprise value as well as assumptions regarding a number of highly complex and subjective variables. The estimated enterprise value is based upon forecasted cash flows for five years plus a terminal year and an assumed discount rate. The other variables used to determine fair value of stock-based payment awards include, but are not limited to, the expected stock price volatility of a group of industry comparable companies over the term of the awards, and actual and projected employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because the Company’s employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of the Company’s employee stock options. Although the fair value of employee stock options is determined in accordance with the authoritative guidance for stock compensation and SEC Staff Accounting Bulletin No. 110 using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

The fair value of the Predecessor’s options granted during the 13 weeks ended April 2, 2007 was estimated on the date of the grant using the lattice-binomial model with the following weighted average assumptions:

Risk-free interest rate	4.77%
Expected life of option	7 – 8 years
Expected volatility of Pinnacle stock	25.0%
Expected dividend yield on Pinnacle Stock	0%

Volatility was based on the average volatility of group of publicly traded food companies. The Company estimated that the annual forfeiture rates ranged from 4-10%, depending on the class of employees receiving the stock option grant.

Expense Information

The following table summarizes stock-based compensation expense related to employee stock options and employee stock purchases under the authoritative guidance for stock compensation which was allocated as follows:

	Successor			Predecessor
	Fiscal year ended December 27, 2009	Fiscal year ended December 28, 2008	39 weeks ended December 30, 2007	13 weeks ended April 2, 2007
Cost of products sold	$982	$140	$49	$1,230
Marketing and selling expenses	172	188	321	3,071
Administrative expenses	1,962	457	2,073	4,126
Research and development expenses	74	21	25	351

Pre-Tax Stock-Based Compensation Expense	3,190	806	2,468	8,778
Income Tax Benefit	(75)	—	—	(2)

Net Stock-Based Compensation Expense	$3,115	$806	$2,468	$8,776

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

7. Restructuring and Impairment Charges

Successor

In 2009, the Company experienced declines in sales of its Swanson branded products. Upon reassessing the long term growth rates, the Company recorded an impairment of the tradename asset in the amount of $1,300. The charge is recorded in the Other expense (income), net line on the Consolidated Statements of Operations and is reported in the Birds Eye Frozen segment. In 2008, the Company recorded impairment charges for its Van de Kamp’s ($8,000), Mrs. Paul’s ($5,600), Lenders ($900) and Open Pit tradenames ($600). The charges are recorded in the Other expense (income), net line on the Consolidated Statements of Operations and are reported in the Birds Eye Frozen ($14,500) and Duncan Hines Grocery ($600) segments. In 2007, the Company recorded an impairment charge for Open Pit tradename in the amount of $1,200. The charge is recorded in the Other expense (income), net line on the Consolidated Statements of Operations and is reported in the Duncan Hines Grocery segment.

Predecessor

Description	Balance at January 1, 2007	Additions	Assumed Liabilities / Purchase Accounting	Noncash Reductions	Cash Reductions	Balance at April 2, 2007
Employee severance	$612	$—	$—	$—	$(113)	$499
Other costs	225	46	—	—	(46)	225

Total	$837	$46	$—	$—	$(159)	$724

Successor
Description	Balance at April 2, 2007	Additions	Assumed Liabilities / Purchase Accounting	Noncash Reductions	Cash Reductions	Balance at December 30, 2007
Other asset impairment charges	$—	$1,200	$—	$(1,200)	$—	$—
Employee severance	499	—	—	(290)	(90)	119
Other costs	225	—	(225)	—	—	—

Total	$724	$1,200	$(225)	$(1,490)	$(90)	$119

Description	Balance at December 31, 2007	Additions	Assumed Liabilities / Purchase Accounting	Noncash Reductions	Cash Reductions	Balance at December 28, 2008
Other asset impairment charges	$—	$15,100	$—	$(15,100)	$—	$—
Employee severance	119	—	—	—	(16)	103
Other costs	—	—	—	—	—	—

Total	$119	$15,100	$—	$(15,100)	$(16)	$103

	Balance at December 29,		Assumed Liabilities / Purchase	Noncash	Cash	Balance at December 27,
Description	2008	Additions	Accounting	Reductions	Reductions	2009
Other asset impairment charges	$—	$1,300	$—	$(1,300)	$—	$—
Employee severance	103	—	—	(33)	—	70
Other costs	—	—	—	—	—	—

Total	$103	$1,300	$—	$(1,333)	$—	$70

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

8. Other Expense (Income), net

	Successor			Predecessor
	Fiscal year ended December 27, 2009	Fiscal year ended December 28, 2008	39 weeks ended December 30, 2007	13 weeks ended April 2, 2007
Birds Eye Acquisition merger-related costs	$24,090	$—	$—	$—
Amortization of intangibles/other assets	16,824	19,245	16,579	1,911
Restructuring and impairment charges	1,300	15,100	1,200	46
Gain on litigation settlement	—	(9,988)	—	—
Extinguishment gain on Senior Subordinated Notes	—	—	(5,670)	—
Blackstone Transaction merger-related costs	—	—	—	49,129
Royalty expense (income), net and other	—	6	(81)	(44)

Total other expense	$42,214	$24,363	$12,028	$51,042

Birds Eye Acquisition merger-related costs. In connection with the Birds Eye Acquisition, as described in Note 3, the Company incurred costs of $24.1 million. Included in the deal costs of $24.1 million are; $19.3 million in merger, acquisition and advisory fees, $4.0 million in legal, accounting and other professional fees and $0.8 million in other costs.

Restructuring and impairment charges. In 2009, the Company recorded an impairment of $1.3 million on the Swanson tradename. In 2008, the Company recorded impairment charges for its Van de Kamp’s ($8.0 million), Mrs. Paul’s ($5.6 million), Lenders ($0.9 million) and Open Pit tradenames ($0.6 million). The charges are the result of the Company reassessing the long-term growth rates for its branded products. In 2007, the Successor recorded a $1.2 million impairment for the Open Pit tradename. In 2007, the Predecessor incurred costs in connection with the shutdown of the Omaha, Nebraska and Erie, Pennsylvania facilities.

Gain on litigation settlement. On April 17, 2008, the Company settled a lawsuit with R2 Top Hat, Ltd., relating to its claim against Aurora Foods Inc., which merged with the Company in March 2004. Under the settlement, the Company paid R2 Top Hat, Ltd. $10 million in full payment of the excess leverage fees related to the Aurora prepetition bank facility, all related interest and all other out-of-pocket costs. After this settlement, there are no remaining contingencies related to the excess leverage fees under the Aurora prepetition bank facility. Accordingly, the remaining $10.0 million accrued liability assumed in the merger with Aurora and recorded at fair value of $20.1 million in the purchase price allocation for the Blackstone Transaction was reduced to $0 and the related credit, net of related expenses, was recorded in Other expense (income), net in the Consolidated Statements of Operations.

Extinguishment gain on Senior Subordinated Notes. In December of 2007, the Company repurchased $51.0 million of its 10.625% Senior Subordinated Notes at a discounted price of $44.2 million. The gain on the bond extinguishment, after giving consideration to the acceleration of $1.1 million of deferred financing cost amortization associated with the notes repurchased, was $5.7 million.

Blackstone Transaction merger-related costs. As discussed in Note 1, the Predecessor incurred certain costs immediately before the Blackstone Transaction. The costs included $35.5 million related to the cash tender offer for the 8.25% Senior Subordinated Notes, $12.9 million related to the termination of certain contracts, and $0.7 million related to payroll taxes for a total of $49.1 million.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

9. Balance Sheet Information

Accounts Receivable. Customer accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for cash discounts, returns and bad debts is our best estimate of the amount of uncollectible amounts in our existing accounts receivable. The Company determines the allowance based on historical discounts taken and write-off experience. The Company reviews its allowance for doubtful accounts monthly. Account balances are charged off against the allowance when the Company concludes it is probable the receivable will not be recovered. The Company does not have any off-balance sheet credit exposure related to our customers. Accounts receivable are as follows:

	December 27, 2009	December 28, 2008
Customers	$154,788	$92,308
Allowances for cash discounts, bad debts and returns	(3,826)	(3,680)

	150,962	88,628
Other	7,042	3,543

Total	$158,004	$92,171

Following are the changes in the allowance for cash discounts, bad debts, and returns:

	Beginning Balance	Additions	Deductions	Ending Balance
Successor
Fiscal year ended December 27 2009	$3,680	$41,580	$(41,434)	$3,826
Fiscal year ended December 28, 2008	4,028	39,028	(39,376)	3,680
39 weeks ended December 30, 2007	4,763	28,027	(28,762)	4,028

Predecessor
13 weeks ended April 2, 2007	$4,006	$10,473	$(9,716)	$4,763

Inventories. Inventories are as follows:

	December 27, 2009	December 28, 2008
Raw materials, containers and supplies	$41,523	$52,368
Finished product	350,424	141,469

	391,947	193,837
Reserves	(1,980)	(2,974)

Total	$389,967	$190,863

Reserves represent amounts necessary to adjust the carrying value of inventories to the lower of cost or net realizable value, including any costs to sell or dispose.

The Company has various purchase commitments for raw materials, containers, supplies and certain finished products incident to the ordinary course of business. Such commitments are not at prices in excess of current market.

In the second quarter of 2007, in connection with the Blackstone Transaction, inventories were required to be valued at fair value, which the Company has estimated at $40.2 million higher than the Predecessor’s historical manufacturing cost. As of December 30, 2007, the entire $40.2 million had been charged to cost of products sold.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

In the fourth quarter of 2009, in connection with the Birds Eye Acquisition, inventories were required to be valued at fair value, which is $37.6 million higher than historical manufacturing cost. In 2009, $525 has been charged to Cost of Products Sold, and the balance will be charged to Cost of Products Sold in 2010.

Following are the changes in the inventory reserves:

	Beginning Balance	Additions	Deductions	Ending Balance
Successor
Fiscal year ended December 27, 2009	$2,974	$2,057	$(3,051)	$1,980
Fiscal year ended December 28, 2008	1,846	3,131	(2,003)	2,974
39 weeks ended December 30, 2007	2,009	1,341	(1,504)	1,846

Predecessor
13 weeks ended April 2, 2007	$2,735	$546	$(1,272)	$2,009

Other Current Assets. Other Current Assets are as follows:

	December 27, 2009	December 28, 2008
Prepaid expenses	$7,849	$9,179
Prepaid income taxes	2,534	392
Cash collateral for letter of credit (see Note 11)	9,175	—
Assets held for sale	7,402	—

	$26,960	$9,571

Assets held for sale represents the estimated fair value of the former Birds Eye plant in Watsonville, CA.

Plant Assets. Plant assets are as follows:

	December 27, 2009	December 28, 2008
Land	$19,717	$8,000
Buildings	129,743	76,104
Machinery and equipment	355,819	232,522
Projects in progress	13,794	13,879

	519,073	330,505
Accumulated depreciation	(106,865)	(69,707)

Total	$412,208	$260,798

Depreciation of the Predecessor was $8,252 for the 13 weeks ended April 2, 2007. Depreciation of the Successor was $29,092 during the 39 weeks ended December 30, 2007, $43,264 during the fiscal year ended December 28, 2008 and $48,644 during the fiscal year ended December 27, 2009.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Accrued Liabilities. Accrued liabilities are as follows:

	December 27, 2009	December 28, 2008

Employee compensation and benefits	$69,331	$26,381
Consumer coupons	6,711	1,774
Interest payable	23,808	28,146
Accrued restructuring charges	70	103
Other	30,115	12,608

Total	$130,035	$69,012

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

10. Goodwill, Tradenames and Other Assets

Goodwill by segment is as follows:

	Birds Eye Frozen Segment	Duncan Hines Grocery Segment	Specialty Foods Segment	Total

Predecessor
Balance, April 2, 2007	$67,667	$335,564	$—	$403,231

Successor
Blackstone Transaction allocation of purchase price	$271,988	$633,845	$90,713	$996,546
Settlement of pre-acquisition liabilities	(261)	(788)	(79)	(1,128)

Balance, December 30, 2007	$271,727	$633,057	$90,634	$995,418

Settlement of pre-acquisition liabilities	(341)	(797)	(113)	(1,251)

Balance, December 28, 2008	$271,386	$632,260	$90,521	$994,167

Birds Eye Acquisition allocation of purchase price	304,573	107,215	153,226	565,013

Balance, December 27, 2009	$575,958	$739,475	$243,747	$1,559,180

The authoritative guidance for business combinations requires all business combinations be accounted for using the purchase method of accounting. The authoritative guidance for goodwill and other intangible assets, provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment on an annual basis or more often when events indicate.

As discussed in Note 13, the application the authoritative guidance for income taxes, and the expiration of certain statutes of limitation relating to certain tax returns for prior years during the 13 weeks ended April 2, 2007 resulted in a $1,070 increase to goodwill for the Predecessor.

In the first quarter of 2010, we implemented a reorganization of the Company’s products into three operating segments: Birds Eye Frozen, Duncan Hines Grocery and Specialty Foods. Our United States retail frozen vegetables (Birds Eye®), single-serve frozen dinners and entrées (Hungry-Man®, Swanson®), multi-serve frozen dinners and entrées (Birds Eye Voila!®), frozen seafood (Van de Kamp’s®, Mrs. Paul’s®), frozen breakfast (Aunt Jemima®), bagels (Lender’s®), and frozen pizza (Celeste®) will be reported in the Birds Eye Frozen Division. Our baking mixes and frostings (Duncan Hines®), shelf-stable pickles, peppers and relish (Vlasic®), barbeque sauces (Open Pit®), pie fillings (Comstock®, Wilderness®), syrups (Mrs. Butterworth’s® and Log Cabin®), salad dressing (Bernstein’s®), canned meat (Armour®, Nalley®, Brooks®) and all Canadian Operations will be reported in the Duncan Hines Grocery Division. The Specialty Foods Division will consist of snack products (Tim’s Cascade® and Snyder of Berlin®) and our food service and private label businesses.

In connection with the reorganization we reassigned goodwill to the affected reporting units by using a relative fair value approach. As a result, the goodwill that is ascribed to each reporting unit is determined based on the relative fair value.

The Blackstone Transaction was accounted for in accordance the authoritative guidance for business combinations and resulted in $996,546 in goodwill for the Successor of which $271,988 was allocated to Birds Eye Frozen segment, $633,845 was allocated to Duncan Hines Grocery segment and $90,713 was allocated to the Specialty Foods segment.

The Birds Eye Acquisition was accounted for in accordance the authoritative guidance for business combinations and resulted in $565,013 in goodwill for the Successor of which $304,573 was allocated to Birds Eye Frozen segment, $107,215 was allocated to Duncan Hines Grocery segment and $153,226 was allocated to the Specialty Foods segment.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Tradenames

Tradenames by segment is as follows:

	Birds Eye Frozen Segment	Duncan Hines Grocery Segment	Specialty Foods Segment	Total

Predecessor
Balance, April 2, 2007	$228,842	$568,740	$—	$797,582

Successor
Blackstone transaction allocation of purchase price	$242,380	$684,032	$—	$926,412
Impairment	—	(1,200)	—	(1,200)

Balance, December 30, 2007	$242,380	$682,832	$—	$925,212

Impairments	(14,500)	(600)	—	(15,100)

Balance, December 28, 2008	$227,880	$682,232	$—	$910,112

Birds Eye Acquisition allocation of purchase price	624,000	90,000	36,000	750,000
Impairment	(1,300)	—	—	(1,300)

Balance, December 27, 2009	$850,580	$772,232	$36,000	$1,658,812

For the Successor, the allocation of the Blackstone Transaction purchase price resulted in indefinite lived tradename intangible assets of $926,412, of which $242,380 has been allocated to the Birds Eye Frozen segment and $684,032 has been allocated to the Duncan Hines Grocery segment. The Birds Eye Acquisition purchase price resulted in indefinite lived tradename intangible assets of $750,000, of which $624,000 has been allocated to the Birds Eye Frozen segment, $90,000 has been allocated to the Duncan Hines Grocery segment and $36,000 has been allocated to the Specialty Foods segment.

In December 2009, the Company recorded an impairment charge of $1,300 for its Swanson tradename. The charge is the result of the Company’s reassessment of the long-term growth rates for its branded products and is recorded in Other expense (income), net line on the Consolidated Statements of Operations and is reported in the Birds Eye Frozen segments. In 2008, the Company recorded impairment charges for its Van de Kamp’s ($8,000), Mrs. Paul’s ($5,600), Lenders ($900) and Open Pit tradenames ($600). The charges are the result of the Company reassessing the long-term growth rates for its branded products. The charges are recorded in the Other expense (income), net line on the Consolidated Statements of Operations and are reported in the Birds Eye Frozen ($14,500) and Duncan Hines Grocery ($600) segments. In 2007, the Company experienced declines in sales of its Open Pit branded products. Upon reassessing the long term growth rates, the Company recorded an impairment of the tradename asset in the amount of $1,200. The charge is recorded in the Other expense (income), net line on the Consolidated Statements of Operations and is reported in the Duncan Hines Grocery segment.

Other Assets

	December 27, 2009	December 28, 2008

Amortizable intangibles, net of accumulated amortization of $52,648 and $35,824 , respectively	$175,698	$139,647
Deferred financing costs, net of accumulated amortization of $23,833 and $13,603, respectively	56,897	26,966
Foreign currency swap (See Note 14)	165	—
Notes receivable - Roskam Baking	1,009	—
Other	54	—

Total	$233,823	$166,613

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

The change in the book value of the amortizable intangible assets, net is as follows:

Predecessor
Balance as of April 2, 2007
Dry foods	$23,876
Frozen foods	4,561

Total	$28,437

	Successor
	Blackstone Transaction	Amortization	December 30, 2007	Amortization	December 28, 2008	Birds Eye Transaction	Amortization	December 27, 2009
Birds Eye Frozen segment	$67,851	$(3,644)	$64,207	$(4,787)	$59,420	$13,875	$(4,728)	$68,567
Duncan Hines Grocery segment	62,263	(3,215)	59,048	(4,214)	54,834	35,000	(4,121)	85,713
Speciality Foods segment	45,357	(9,720)	35,637	(10,244)	25,393	4,000	(7,975)	21,418

Total	$175,471	$(16,579)	$158,892	$(19,245)	$139,647	$52,875	$(16,824)	$175,698

In fiscal 2007, the Blackstone Transaction was accounted for in accordance with the authoritative guidance for business combinations and resulted in $175,471 in amortizable intangibles for the Successor; $52,810 was allocated to recipes with a life of ten years and $122,661 was allocated to customer relationships with useful lives ranging between 7 and 40 years.

In fiscal 2009, the Birds Eye Acquisition was accounted for in accordance with the authoritative guidance for business combinations and resulted in $52,875 in amortizable intangibles; $48,000 in distributor relationship and $4,875 in license agreement. The distributor relationships have a useful life of 30 years. The license agreement has a useful life of 6.5 years.

Estimated amortization expense for each of the next five years and thereafter is as follows: 2010 - $17,159, 2011 - $16,159, 2012 - $15,800, 2013 - $15,463, 2014 - $12,180 and thereafter - $98,937.

Deferred financing costs relate to the Company’s senior secured credit facilities, senior notes and senior subordinated notes. Amortization for the Predecessor was $1,977 for the 13 weeks ending April 2, 2007. Amortization for the Successor was $7,758 for the 39 weeks ending December 30, 2007, $4,714 for the fiscal year ended 2008 and $10,230 for the fiscal year ended 2009 (including $5,410 related to stand by bridge financing fees). In addition, the Successor accelerated amortization of $1,131 related to the $51 million of senior subordinated notes repurchased in December 2007.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

11. Debt and Interest Expense

	December 27, 2009	December 28, 2008
Short-term borrowings
- Revolving Credit Facility	$—	$26,000
- Notes payable	1,232	163

Total short-term borrowings	1,232	26,163

Long-term debt
- Senior secured credit facility - term loans	$1,221,875	$1,234,375
- Senior secured credit facility - Tranche C term loans	850,000	—
- 9.25% Senior notes	625,000	325,000
- 10.625% Senior subordinated notes	199,000	199,000
- Unamortized discount on long term debt	(11,722)	—
- Capital lease obligations	3,326	814

	2,887,479	1,759,189
Less: current portion of long-term obligations	38,228	12,750

Total long-term debt	$2,849,251	$1,746,439

Interest expense	Successor			Predecessor
	Fiscal year ended December 27, 2009	Fiscal year Ended December 28, 2008	39 weeks ended December 30, 2007	13 weeks ended April 2, 2007
Third party interest expense	$90,899	$127,974	$116,711	$36,677
Related party interest expense	1,446	3,106	1,463	9
Amortization of debt acquisition costs	10,230	4,714	8,889	1,977
Amortization of deferred mark-to-market adjustment on terminated swap (Note 14)	4,429	1,259	—	—
Interest rate swap (gains) losses (Note 14)	14,163	16,227	(2,559)	416

	$121,167	$153,280	$124,504	$39,079

Successor – As part of the Blackstone Transaction as described in Note 1, Peak Finance LLC entered into a $1,375.0 million credit agreement (the “Senior Secured Credit Facility”) in the form of (i) term loans in an initial aggregate amount of $1,250.0 million (the “Term Loans”) and (ii) revolving credit commitments in the initial aggregate amount of $125.0 million (the “Revolving Credit Facility”). Peak Finance LLC merged with and into PFF on April 2, 2007 at the closing of the Blackstone Transaction. The term loan matures April 2, 2014. The Revolving Credit Facility matures April 2, 2013.

As part of the Birds Eye Acquisition on December 23, 2009, as described in Note 3, the Company entered into an amendment to the Senior Secured Credit Facility in the form of (i) incremental term loans in the amount of $850.0 million (the “Tranche C Term Loans”) and (ii) an incremental revolving credit facility the amount of $25.0 million, bringing our total revolving credit commitment to $150.0 million. In connection with the Tranche C Term Loans, the Company also incurred $11.8 million in original issue discount fees. These fees are recorded in Long-term debt on the Consolidated Balance Sheet and will be amortized over the life of the loan using the effective interest method.

There were no borrowings outstanding under the Revolving Credit Facility as of December 27, 2009. Borrowings outstanding under the Revolving Credit Facility as of December 28, 2008 totaled $26.0 million.

The total amount of the Term Loans and the Tranche C Term Loans that were owed to affiliates of the Blackstone Group as of December 27, 2009 and December 28, 2008, was $109,237 and $34,587, respectively.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

The Company’s borrowings under the Senior Secured Credit Facility, as amended, bear interest at a floating rate and are maintained as base rate loans or as Eurodollar loans. Base rate loans bear interest at the base rate plus the applicable base rate margin, as defined in the Senior Secured Credit Facility. The base rate is defined as the higher of (i) the prime rate and (ii) the Federal Reserve reported overnight funds rate plus 1/2 of 1%. Eurodollar loans bear interest at the adjusted Eurodollar rate, as described in the Senior Secured Credit Facility, plus the applicable Eurodollar rate margin. Solely with respect to Tranche C Term Loans, the Eurocurrency rate shall be no less than 2.50% per annum. Solely with respect to Tranche C Term Loans, the base rate shall be no less than 3.50% per annum.

The applicable margins with respect to the Company’s Senior Secured Credit Facility vary from time to time in accordance with the terms thereof and agreed upon pricing grids based on the Company’s leverage ratio as defined in the credit agreement. The applicable margins with respect to the Senior Secured Credit Facility are currently:

Applicable Margin (per annum)

Revolving Credit Facilty and Letters of Credit			Term Loans		Tranche C Term Loans
Eurocurrency Rate for Revolving Loans and Letter of Credit Fees	Base Rate for Revolving Loans	Commitment Fees Rate	Eurocurrency Rate for Term Loans	Base Rate for Term Loans	Eurocurrency Rate for - Term Loan C	Base Rate for - Term Loan C
2.75%	1.75%	0.50%	2.75%	1.75%	5.00%	4.00%

The obligations under the Senior Secured Credit Facility are unconditionally and irrevocably guaranteed by each of the Company’s direct or indirect domestic subsidiaries (collectively, the “Guarantors”). In addition, the Senior Secured Credit Facility is collateralized by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, each direct or indirect domestic subsidiary of the Company and 65% of the capital stock of, or other equity interests in, each direct foreign subsidiaries of the Company, or any of its domestic subsidiaries and (ii) certain tangible and intangible assets of the Company and those of the Guarantors (subject to certain exceptions and qualifications).

A commitment fee of 0.50% per annum is applied to the unused portion of the Revolving Credit Facility. For the fiscal years ended December 27, 2009, December 28, 2008 and December 30, 2007, the weighted average interest rate on the Term Loans was 3.13%, 6.21% and 8.05%, respectively. For the fiscal years ended December 27, 2009 and December 28, 2008, the weighted average interest rate on the Revolving Credit Facility was 3.19% and 5.45%, respectively. As of December 27, 2009 and December 28, 2008, the Eurodollar interest rate on the Term Loans was 4.84% and 6.52%, respectively. As of December 28, 2008, the Eurodollar interest rate on the Revolving Credit Facility was 3.21%.

The Company pays a fee for all outstanding letters of credit drawn against the Revolving Credit Facility at an annual rate equivalent to the Applicable Margin then in effect with respect to Eurodollar loans under the Revolving Credit Facility, less the fronting fee payable in respect of the applicable letter of credit. The fronting fee is equal to 0.125% per annum of the daily maximum amount then available to be drawn under such letter of credit. The fronting fees are computed on a quarterly basis in arrears. Total letters of credit issued under the Revolving Credit Facility cannot exceed $25,000. As of December 27, 2009 and December 28, 2008, the Company had utilized $22,072 and $15,181, respectively of the Revolving Credit Facility for letters of credit. As of December 28, 2008, borrowings under the Revolving Credit Facility totaled $26,000, therefore, of the $99,000 Revolving Credit Facility available, the Company had an unused balance of $83,819 available for future borrowing and letters of credit. As of December 27, 2009, there were no borrowings under the Revolving Credit Facility, therefore, of the $150,000 Revolving Credit Facility available, the Company had an unused balance of $127,928 available for future borrowing and letters of credit. The remaining amount that can be used for letters of credit as of December 27, 2009 and December 28, 2008 was $2,928 and $9,819, respectively. As of December 27, 2009, the Company was unable to use the Revolving Credit Facility for a $9,175 letter of credit and instead had to deposit cash collateral for that amount. Total letters of credit as of December 27, 2009 were $31,247.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

In accordance with the “Excess Cash Flow” requirements of the Senior Secured Credit Facility the Company will be required to make a mandatory prepayment of the Term Loans of $34.0 million in March 2010.

The Term Loans mature in quarterly 0.25% installments from September 2007 to December 2013 with the remaining balance due in April 2014. The aggregate maturities of the term loan outstanding as of December 27, 2009 are $23.2 million in 2010, $1.8 million in 2011, $12.5 million in 2012, $12.5 million in 2013 and $1,171.9 million in 2014. The Tranche C Term Loans matures in quarterly 0.25% installments from January 2010 to December 2013 with the remaining balance due in April 2014. The aggregate maturities of the Tranche C Term Loans outstanding as of December 27, 2009 are $14.0 million in 2010, $0.9 million in 2011, $8.5 million in 2012, $8.5 million in 2013 and $818.1 million in 2014.

On April 2, 2007, as part of the Blackstone Transaction described in Note 1, the Company issued $325.0 million of 9.25% Senior Notes (the “Senior Notes”) due 2015, and $250.0 million of 10.625% Senior Subordinated Notes (the “Senior Subordinated Notes”) due 2017. On December 23, 2007, as part of the Birds Eye Acquisition described in Note 3, the Company issued an additional $300 million of 9.25% Senior Notes due in 2015 (the “Additional Senior Notes”). The Senior Notes and the Additional Senior Notes are collectively referred to herein as Senior Notes. The Senior Notes are general unsecured obligations of the Company, effectively subordinated in right of payment to all existing and future senior secured indebtedness of the Company and guaranteed on a full, unconditional, joint and several basis by the Company’s wholly-owned domestic subsidiaries that guarantee other indebtedness of the Company. The Senior Subordinated Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company and guaranteed on a full, unconditional, joint and several basis by the Company’s wholly-owned domestic subsidiaries that guarantee other indebtedness of the Company. See Note 19 of the Consolidated Financial Statements for Guarantor and Nonguarantor Financial Statements.

The Company may redeem some or all of the Senior Notes at any time prior to April 1, 2011, and some or all of the Senior Subordinated Notes at any time prior to April 1, 2012, in each case at a price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. The “Applicable Premium” is defined as the greater of (1) 1.0% of the principal amount of such note and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Senior Note at April 1, 2011 or Senior Subordinated Note at April 1, 2012, plus (ii) all required interest payments due on such Senior Note through April 1, 2011 or Senior Subordinated Note through April 1, 2012 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (b) the principal amount of such note.

The Company may redeem the Senior Notes or the Senior Subordinated Notes at the redemption prices listed below, if redeemed during the twelve-month period beginning on April 1st of each of the years indicated below:

Senior Notes

Year	Percentage
2011	104.625%
2012	102.313%
2013 and thereafter	100.000%

Senior Subordinated Notes

Year	Percentage
2012	105.313%
2013	103.542%
2014	101.771%
2015 and thereafter	100.000%

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

In addition, until April 1, 2010, the Company may redeem up to 35% of the aggregate principal amount of Senior Notes or Senior Subordinated Notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the rate per annum on the Senior Notes or Senior Subordinated Notes, as the case may be, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, subject to the right of holders of Senior Notes or Senior Subordinated Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by the Company from one or more equity offerings; provided that (i) at least 50% of the aggregate principal amount of Senior Notes or Senior Subordinated Notes, as the case may be, originally issued under the applicable indenture remains outstanding immediately after the occurrence of each such redemption and (ii) each such redemption occurs within 90 days of the date of closing of each such equity offering.

In December 2007, the Company repurchased $51.0 million in aggregate principal amount of the 10.625% Senior Subordinated Notes at a discount price of $44.2 million. The Company currently has outstanding $199.0 million in aggregate principal amount of Senior Subordinated Notes.

As market conditions warrant, the Company and its subsidiaries, affiliates or significant shareholders (including The Blackstone Group L.P. and its affiliates) may from time to time, in their sole discretion, purchase, repay, redeem or retire any of the Company’s outstanding debt or equity securities (including any publicly issued debt or equity securities), in privately negotiated or open market transactions, by tender offer or otherwise.

The estimated fair value of the Company’s long-term debt, including the current portion, as of December 27, 2009, is as follows:

	December 27, 2009
Issue	Recorded Amount	Fair Value
Senior Secured Credit Facility - Term Loans	$1,221,875	$1,134,303
Senior Secured Credit Facility - Tranche C Term Loans	850,000	853,536
9.25% Senior notes	625,000	628,906
10.625% Senior subordinated notes	199,000	206,214

	$2,895,875	$2,822,959

The fair value is based on the quoted market price for such notes and borrowing rates currently available to the Company for loans with similar terms and maturities.

Predecessor- In November 2003, the Predecessor entered into a $675.0 million Credit Agreement (“Predecessor Senior Secured Credit Facilities”) with JPMorgan Chase Bank (a related party of JPMorgan Partners, LLC as noted in Note 16) and other financial institutions as lenders, which provided for a $545.0 million seven-year term loan B facility, of which $120.0 million was made available on November 25, 2003 and $425.0 million was made available as a delayed draw term loan on the closing date of the Aurora Merger on March 19, 2004. Concurrently with the acquisition of the Armour Business but effective as of February 14, 2006, the Company entered into an Amendment No. 4 and Agreement to the Predecessor Senior Secured Credit Facilities (“Amendment No. 4”). Among other things, Amendment No. 4 approved the Armour acquisition and provided for the making of $143.0 million of additional tack-on term loans to fund a portion of the acquisition. The Predecessor Senior Secured Credit Facilities also provided for a six-year $130.0 million revolving credit facility, of which up to $65.0 million was made available on November 25, 2003, and the remaining $65.0 million was made available on the closing date of the Aurora Merger on March 19, 2004.

A commitment fee of 0.50% per annum was applied to the unused portion of the revolving credit facility. There were no borrowings under the revolving credit facility during 2007 for the Predecessor. For the 13 weeks ended April 2, 2007, the weighted average interest rate on the term loan was 7.36%.

In connection with the Blackstone Transaction described in Note 1, the Predecessor Senior Secured Credit Facilities were paid in full.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

In November 2003 and February 2004, the Predecessor issued $200.0 million and $194.0 million, respectively, 8.25% senior subordinated notes. The February 2004 notes resulted in gross proceeds of $201.0 million, including premium. The terms of the February 2004 notes were the same as the November 2003 notes and were issued under the same indenture.

On March 8, 2007, the Predecessor commenced a cash tender offer to purchase any and all of the outstanding 8.25% Senior Subordinated Notes due 2013 of the Predecessor (the “Predecessor Notes”), and a related consent solicitation to amend the indenture pursuant to which the Predecessor Notes were issued. The tender offer and consent solicitation were made in connection with the Blackstone Transaction. The tender offer and consent solicitation were made upon the terms and conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated March 8, 2007 and the related Consent and Letter of Transmittal. The total cost of the cash tender offer for the Predecessor Notes was $35.5 million and was recorded as a charge in the Other expense (income), net line of the Consolidated Statements of Operations of the Predecessor immediately before the Blackstone Transaction.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

12. Pension and Retirement Plans

In September 2006, the FASB updated the authoritative guidance for retirement benefit compensation. This guidance requires recognition of the funded status of a benefit plan in the statement of financial position. The guidance also requires recognition in accumulated other comprehensive income of certain gains and losses that arise during the period but are deferred under pension accounting rules, as well as modifies the timing of reporting and adds certain disclosures. The guidance provides recognition and disclosure elements to be effective for fiscal years ending after December 15, 2007 and measurement elements to be effective for fiscal years ending after December 15, 2008 and additional enhanced disclosure to be effective for fiscal years ending after December 15, 2009. Effective with the Blackstone Transaction, the Company adopted the recognition and disclosure elements of the authoritative guidance for retirement benefit compensation.

The Company uses a measurement date for the pension and postretirement benefits plan that coincides with its year end.

Pinnacle Foods Pension Plan

As of December 27, 2009, the Company maintains a noncontributory defined benefit pension plan (“Pinnacle Foods Pension Plan”) that covers eligible union employees and provides benefits generally based on years of service and employees’ compensation. The Pinnacle Foods Pension Plan is funded in conformity with the funding requirements of applicable government regulations. The Company made contributions to the pension plan totaling $2.8 million in fiscal 2009, $2.5 million in fiscal 2008 and $1.1 million in fiscal 2007. In fiscal 2010, the Company expects to make contributions of $4.5 million.

During 2008, the United States financial markets experienced a significant downturn. As a result, the Company experienced significant losses on the assets in our pension plan, which led to an increase in our unfunded projected benefit obligation in comparison to years prior to 2008. The pension plan had a total unfunded status of $36.5 million as of December 28, 2008. During 2009, the United States economy experienced a slight rebound. As a result, our pension plan assets increased in comparison to 2008. This led to a reduction in our unfunded status to $32.8 million as of December 27, 2009.

In connection with the acquisition of the Armour Business on March 1, 2006, hourly employees covered under the union collective bargaining agreement were added to the noncontributory defined benefit pension plan. The liability related to the service period up to the date of acquisition was retained by The Dial Corporation. Additionally, the Company assumed the liability for postretirement health care and life insurance related to certain hourly employees covered under the union collective bargaining agreement for the Armour Business. In 2007, the collective bargaining agreement between the Company and the United Food & Commercial Workers Union (the “UFCW”) at the Ft. Madison, Iowa production facility was renewed. Under the new collective bargaining agreement, post retirement health benefits were eliminated. As such the Company recorded a curtailment gain of $9.2 million in 2007. Additionally, effective March 2008, the employees at the Ft. Madison facility stopped participating in the Company-sponsored pension plan and are now part of the UFCW’s multi-employer pension plan.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

	Pinnacle Foods Pension Plan Pension Benefits
	Successor			Predecessor
	Fiscal year ended December 27, 2009	Fiscal year ended December 28, 2008	39 weeks ended December 30, 2007	13 weeks ended April 2, 2007
Change in Benefit Obligation
Net benefit obligation at beginning of the period	$75,212	$63,389	$66,567	$65,076
Service cost	1,815	1,539	1,489	472
Interest cost	4,437	4,264	2,940	980
Amendments	—	1,739	—	—
Actuarial (gain) loss	1,208	7,861	(4,650)	946
Gross benefits paid	(3,932)	(3,580)	(2,957)	(907)

Net benefit obligation at end of the period	78,740	75,212	63,389	66,567

Change in Plan Assets
Fair value of plan assets at beginning of the period	38,705	56,030	55,058	55,253
Employer contributions	2,777	2,501	1,140	—
Actual return on plan assets	8,398	(16,246)	2,789	712
Gross benefits paid	(3,932)	(3,580)	(2,957)	(907)

Fair value of plan assets at end of the period	45,948	38,705	56,030	55,058

Funded status at end of the year	$(32,792)	$(36,507)	$(7,359)	$(11,509)

Reconciliation
Unrecognized net actuarial loss				5,218
Amount included in accumulated other comprehensive income (loss)				(37)

Net amount recognized at end of the period	NA	NA	NA	$(6,328)

Amounts recognized in the Consolidated Balance Sheet
Accrued pension benefits	$(32,792)	$(36,507)	$(7,359)	$(5,678)
Accrued pension benefits (part of Accrued Liabilities)			—	(650)

Net amount recognized at end of the period	$(32,792)	$(36,507)	$(7,359)	$(6,328)

Amounts recognized in Accumulated Other Comprehensive (Loss) / Income
Net loss / (gain)	$18,656	$24,356	$(4,191)
Prior service cost	1,456	1,597	—

Net amount recognized at end of the period	$20,112	$25,953	$(4,191)	NA

Accumulated benefit obligation	$71,860	$68,246	$60,320	$63,163

Weighted average assumptions
Discount rate	5.94%	6.05%	6.48%	6.00%
Expected return on plan assets	7.50%	7.50%	8.00%	8.00%
Rate of compensation increase	3.00%	3.00%	3.50%	3.50%

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

The following represents the components of net periodic benefit costs:

	Pinnacle Foods Pension Plan Pension Benefits
	Successor			Predecessor
	Fiscal year ended December 27, 2009	Fiscal year ended December 28, 2008	39 weeks ended December 30, 2007	13 weeks ended April 2, 2007
Service cost	$1,815	$1,539	$1,489	$472
Interest cost	4,437	4,264	2,940	980
Expected return on assets	(2,867)	(4,440)	(3,248)	(1,092)
Amortization of prior service cost	142	142	—	—
Amortization of actuarial loss	1,377	—	—	—
Recognized net acturial loss	—	—	—	—

Net periodic benefit cost	$4,904	$1,505	$1,181	$360

Weighted average assumptions:
Discount rate	6.05%	6.48%	6.00%	6.00%
Expected return on plan assets	7.50%	8.00%	8.00%	8.00%
Rate of compensation increase	3.00%	3.50%	3.50%	3.50%

The discount rate used to calculate the present value of the projected benefit obligation is set based on long-term high quality bonds that match the expected benefit payments. The projected return of plan assets assumption is based on projected long-term market returns for the various asset classes in which the plans are invested, weighted by the target asset allocations. The rate of compensation increase represents the long-term assumption for expected increases to salaries for pay-related plans.

Plan Assets

The Company’s pension plan weighted-average asset allocations at December 27, 2009 and December 28, 2008, by asset category, are as follows:

	December 27, 2009	December 28, 2008
Asset category
Equity securities	61%	59%
Debt securities	34%	36%
Cash	5%	5%

Total	100%	100%

The Company’s investment policy for the Pinnacle Foods Pension Plan is to invest approximately 60% of plan assets in equity securities, 35% in fixed income securities, and 5% in cash or cash equivalents. Periodically, the plan assets are rebalanced to maintain these allocation percentages and the investment policy is reviewed. Within each investment category, assets are allocated to various investment styles. Professional managers manage all assets and a consultant is engaged to assist in evaluating these activities. The expected long-term rate of return on assets was determined by assessing the rates of return on each targeted asset class, return premiums generated by portfolio management and by comparison of rates utilized by other companies.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

The following table summarizes the Pinnacle Foods Pension Plan’s investments measured at fair value on a recurring basis:

Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2:	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs that reflect the Company’s assumptions.

	December 27, 2009	Level 1	Level 2	Level 3
Cash Equivalents Common/Collective Trust Funds	$2,170	$—	$2,170	$—
Equity Securities Common/Collective Trust Funds	27,857	—	27,857	—
Fixed Income Common/Collective Trust Funds	15,586	—	15,586	—

Total assets at fair value	$45,613	$—	$45,613	$—

Total assets at fair value of $45,613 do not include a $335 receivable from broker that is included in total assets of the plan of $45,948.

Cash Flows

Contributions. The Company expects to contribute $4.5 million to the Pinnacle Foods Pension Plan during fiscal 2010.

Birds Eye Foods Pension Plan

The Company’s Birds Eye Foods Pension Plan (“Birds Eye Foods Pension Plan”) consists of hourly and salaried employees and has primarily noncontributory defined-benefit schedules. In September 2001, benefits provided to salaried employees were frozen. This plan was amended to freeze benefit accruals for salaried employees effective September 28, 2001. Salaried participants who, on that date, were actively employed and who had attained age 40, completed 5 years of vesting service, and whose sum of age and vesting services was 50 or more, were grandfathered. Grandfathered participants were entitled to continue to earn benefit service in accordance with the provisions of the plan with respect to periods of employment after September 28, 2001 but in no event beyond September 28, 2006. Subsequent to December 27, 2009, benefits of certain hourly employees were frozen. The curtailment gain which will be recorded in the first quarter of fiscal 2010 is less than $100.

Birds Eye maintains an Excess Benefit Retirement Plan which serves to provide employees with the same retirement benefit they would have received from the Company’s retirement plan under the career average base pay formula, but for changes required under the 1986 Tax Reform Act and the compensation limitation under Section 401(a)(17) of the Internal Revenue Code having been revised in the 1992 Omnibus Budget Reform Act. This plan was amended to freeze benefit accruals effective September 28, 2001. Participants who, on that date, were actively employed and who had attained age 40, completed 5 years of vesting service, and whose sum of age and vesting services was 50 or more, were grandfathered. Grandfathered participants were entitled to continue to earn benefit service in accordance with the provisions of the plan with respect to periods of employment after September 28, 2001 but in no event beyond September 28, 2006.

Birds Eye maintains a non-tax qualified Supplemental Executive Retirement Plan (“SERP”) which provides additional retirement benefits to two prior executives of the Company who retired prior to November 4, 1994.

For purposes of this disclosure, all defined-benefit pension plans acquired with Birds Eye Foods have been combined. The benefits for these plans are based primarily on years of service and employees’ pay near retirement. The Company’s funding policy is consistent with the funding requirements of Federal laws and regulations. Plan assets consist principally of common stocks, corporate bonds and US government obligations. Plan assets do not include any of the Company’s own equity or debt securities.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Birds Eye Foods Pension Plan Pension Benefits
Successor
Fiscal year ended December 27, 2009
Change in Benefit Obligation
Net benefit obligation at December 23, 2009	$148,890

Net benefit obligation at end of the period	148,890

Change in Plan Assets
Fair value of plan assets at December 23, 2009	101,710

Fair value of plan assets at end of the period	101,710

Funded status at end of the year	$(47,180)

Amounts recognized in the Consolidated Balance Sheet
Accrued pension benefits	$(46,459)
Accrued pension benefits (part of Accrued Liabilities)	(721)

Net amount recognized at end of the period	$(47,180)

Accumulated benefit obligation	$144,400

Weighted average assumptions
Discount rate	5.80%
Rate of compensation increase	3.80%

There was no significant pension expense related to this plan between our acquisition date of Birds Eye Foods December 23, 2009 and our fiscal year end December 27, 2009.

To develop the expected long-term rate of return on assets assumption, the Company considered the current level of expected returns on risk-free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption.

Plan Assets

The following table sets forth the weighted-average asset allocations of the Company’s pension plans by asset category:

December 27, 2009

Asset category
Equity securities	48%
Debt securities	51%
Cash	1%

Total	100%

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Prior to the acquisition of Birds Eye Foods, Inc., the investment policy for the Birds Eye Foods Pension Plan was to invest approximately 50% of plan assets in equity securities and 50% in fixed income securities. Birds Eye Foods, Inc. used multiple investment funds and managers for investment of the assets of the plans. Oversight of the investment advisors was provided by an outside investment consulting firm and an Investment Committee that was comprised of Birds Eye Foods, Inc.’s management. The investment performance and adherence to investment policy was reviewed by the Investment Committee at Birds Eye Foods, Inc. The investment objective for the plans is to maintain a well-diversified portfolio of assets using multiple managers and diversified asset classes and styles to optimize the long-term return on plan assets at a moderate level of risk.

The investment policy for the Birds Eye Foods Pension Plan is currently under review by Pinnacle Foods Finance LLC.

The following table summarizes the Birds Eye Food Pension Plan’s investments measured at fair value on a recurring basis:

Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2:	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs that reflect the Company’s assumptions.

	Fair Value As of December 27, 2009	Fair Value Measurements Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Cash Equivalents
Common/Collective Trust Funds	$233	$233	$—	$—
Equity Securities - Small Cap Domestic
Common/Collective Trust Funds	159	—	159	—
Mutual Funds	9,873	9,873	—	—
Equity Securities - Large Cap Domestic
Common/Collective Trust Funds	332	—	332	—
Mutual Funds	32,013	32,013	—	—
Equity Securities - International
Mutual Funds	9,922	9,922	—	—
Equity Securities - Stocks
Stocks	430		430	—
Fixed Income - Government Agencies
Common/Collective Trust Funds	48,194	48,194
Fixed Income - Debt Securities
Debt Securities	554		554

Total assets at fair value	$101,710	$100,235	$1,475	$—

Cash Flows

Contributions. The Company expects to contribute $2,700 to the Birds Eye Foods Pension Plan during fiscal 2010.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Pinnacle Foods Other Postretirement Benefits Plan

The Company maintains a postretirement benefits plan (“Pinnacle Foods Other Postretirement Benefits Plan”) that provides health care and life insurance benefits to eligible retirees, covers certain U.S. employees and their dependents and is self-funded. Employees who have 10 years of service after the age of 45 and retire are eligible to participate in the postretirement benefit plan. Effective March 19, 2004 and in connection with the acquisition of Aurora, liabilities were assumed related to eight retired employees (“Aurora Retirees”). Upon amendments that became effective on May 23, 2004, the Company’s net out-of-pocket costs for postretirement health care benefits was substantially reduced as cost sharing for retired employees, excluding the Aurora Retirees, was increased to 100%.

	Pinnacle Foods Other Postretirement Benefits
	Successor			Predecessor
	Fiscal year ended December 27, 2009	Fiscal year ended December 28, 2008	39 weeks ended December 30, 2007	13 weeks ended April 2, 2007
Change in Benefit Obligation
Net benefit obligation at beginning of the period	$362	$1,047	$9,305	$8,928
Acquisitions	—	—	—	—
Service cost	—	—	728	246
Interest cost	24	19	371	132
Curtailment Gain	—	—	(9,145)	—
Actuarial gain	(49)	(677)	(196)	—
Gross benefits paid	—	(27)	(16)	(1)

Net benefit obligation at end of the period	337	362	1,047	9,305

Change in Plan Assets
Fair value of plan assets at beginning of the period	—	—	—	—
Employer contributions	—	27	16	1
Gross benefits paid	—	(27)	(16)	(1)

Fair value of plan assets at end of the period	—	—	—	—

Funded status at end of the year	$(337)	$(362)	$(1,047)	$(9,305)

Reconciliation
Unrecognized net actuarial gain				(558)
Unamortized prior service credit				(1,220)

Net amount recognized at end of the period	NA	NA	NA	$(11,083)

Amounts recognized in the Consolidated Balance Sheet
Accrued other postretirement benefits	$(337)	$(362)	$(1,047)	$(11,083)

Net amount recognized at end of the period	$(337)	$(362)	$(1,047)	$(11,083)

Amounts recognized in Accumulated Other Comprehensive (Loss) / Income
Net loss / (gain)	$(828)	$(828)	$(196)

Net amount recognized at end of the period	$(828)	$(828)	$(196)	NA

Weighted average assumptions
Discount rate	5.94%	6.20%	6.48%	6.00%

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

The following represents the components of retiree welfare benefits:

	Pinnacle Foods Other Postretirement Benefits
	Successor			Predecessor
	Fiscal year ended December 27, 2009	Fiscal year ended December 28, 2008	39 weeks ended December 30, 2007	13 weeks ended April 2, 2007
Service cost	$24	$19	$728	$246
Interest cost	—	—	371	132
Amortization of:
Unrecognized prior service credit	(49)	(44)	—	(84)
Curtailment	—	—	(9,145)	—

Net periodic benefit cost (credit)	$(25)	$(25)	$(8,046)	$294

Weighted average assumptions:
Discount rate	6.05%	6.48%	6.00%	6.00%
Expected return on plan assets	NA	NA	NA	NA
Rate of compensation increase	NA	NA	NA	NA

The discount rate used to calculate the present value of the projected benefit obligation is set based on long-term high quality bonds that match the expected benefit payments. The projected return of plan assets assumption is based on projected long-term market returns for the various asset classes in which the plans are invested, weighted by the target asset allocations. The rate of compensation increase represents the long-term assumption for expected increases to salaries for pay-related plans.

The assumed health care trend rates used in determining other post-retirement benefits at December 27, 2009 are 10.0% gradually decreasing to 4.5%. The assumed health care trend rates used in determining other post-retirement benefits at December 28, 2008 are 10.0% gradually decreasing to 4.5%. The assumed health care trend rates used in determining other post-retirement benefits at December 30, 2007 are 9.0% gradually decreasing to 5.0%. The assumed health care trend rates used in determining other post-retirement benefits at April 2, 2007 are 8.0% gradually decreasing to 5.0%.

	Pinnacle Foods Other Postretirement Benefits
	Successor			Predecessor
	Fiscal year ended December 27, 2009	Fiscal year ended December 28, 2008	39 weeks ended December 30, 2007	13 weeks ended April 2, 2007
Other post retirement benefits
Sensitivity of retiree welfare benefits
Effect of a one percentage point increase in assumed health care cost trend
on total service and interest cost components	$—	$—	$3	$1
on postretirement benefit obligation	1	1	70	81
Effect of a one percentage point decrease in assumed health care cost trend
on total service and interest cost components	$—	$—	$(3)	$1
on postretirement benefit obligation	1	1	(60)	(69)

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Cash Flows

Contributions. The Company expects to contribute zero to the Pinnacle Foods Other Postretirement Benefits Plan during fiscal 2010.

Birds Eye Foods Other Postretirement Benefits Plan

Birds Eye sponsors benefit plans that provide postretirement medical and life insurance benefits (“Birds Eye Foods Other Postretirement Benefits Plan”) for certain current and former employees. For the most part, current employees are not eligible for the postretirement medical coverage.

Birds Eye Foods Other Postretirement Benefits
Successor
Fiscal year ended December 27, 2009
Change in Benefit Obligation
Net benefit obligation at December 23, 2009	$3,252

Net benefit obligation at end of the period	3,252

Funded status at end of the year	$(3,252)

Amounts recognized in the Consolidated Balance Sheet
Accrued other postretirement benefits	$(2,849)
Accrued liabilities	(403)

Net amount recognized at end of the period	$(3,252)

Amounts recognized in Accumulated Other Comprehensive (Loss) / Income
Net loss / (gain)	$—

Net amount recognized at end of the period	$—

Weighted average assumptions
Discount rate	5.80%

For measurement purposes, a 9.1 percent rate of increase in the per capita cost of covered health care benefits was assumed for fiscal 2009. The rate was assumed to decrease gradually to 4.5 percent for 2029 and remain at that level thereafter.

There was no other postretirement expense related to this plan between our acquisition date of Birds Eye Foods December 23, 2009 and our fiscal year end December 27, 2009.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Birds Eye Foods Other Postretirement Benefits
Fiscal year ended December 27, 2009
Other post retirement benefits
Sensitivity of retiree welfare benefits
Effect of a one percentage point increase in assumed health care cost trend
on total service and interest cost components	$10
on postretirement benefit obligation	132

Effect of a one percentage point decrease in assumed health care cost trend
on total service and interest cost components	$(9)
on postretirement benefit obligation	(115)

Cash Flows

Contributions. The Company expects to contribute $403 to the Birds Eye Foods Other Postretirement Benefits Plan during fiscal 2010.

Estimated Future Benefit Payments for all Plans

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pinnacle Foods Pension Plan	Birds Eye Foods Pension Plan	Pinnacle Foods Other Postretirement Benefits Plan	Birds Eye Foods Other Postretirement Benefits Plan
2010	$3,610	$8,168	—	403
2011	3,487	8,373	—	396
2012	3,408	8,661	—	371
2013	3,334	8,492	—	332
2014	3,328	9,172	—	307
2015-2019	18,959	50,929	—	1,294

Savings Plans

Employees participate in 401(k) plans. Pinnacle matches 50% of employee contributions up to five percent of compensation for union employees after one year of continuous service and six percent of compensation for salaried employees and it is our current intent to continue the match at these levels. Employer contributions made by the Company relating to this plan were $2,784 for fiscal 2009, $2,744 for fiscal 2008, $1,728 for the 39 weeks ended December 30, 2007 and $790 for the 13 weeks ended April 2, 2007.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

In addition, the Company acquired a Non-Qualified 401(k) Plan with the Birds Eye Acquisition. Under the Non-Qualified 401(k) Plan, the Company allocates matching contributions for the benefit of “highly compensated employees” as defined under Section 414(q) of the Internal Revenue Code. There were no significant employer contributions to this plan from the date of the Birds Eye Acquisition December 23, 2009 to the end of the fiscal year December 27, 2009.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

13. Taxes on Earnings

The components of the provision for income taxes are as follows:

Provision for income taxes

	Successor			Predecessor
	Fiscal year ended December 27, 2009	Fiscal year ended December 28, 2008	39 weeks ended December 30, 2007	13 weeks ended April 2, 2007
Current
Federal	$(386)	$(192)	$104	$55
State	161	257	35	6
Non-U.S.	213	2,214	2,434	(169)

	(12)	2,279	2,573	(108)

Deferred
Federal	(259,051)	20,894	18,570	5,406
State	(18,660)	3,808	3,387	986
Non-U.S.	—	55	216	—

	(277,711)	24,757	22,173	6,392

Provision for income taxes	$(277,723)	$27,036	$24,746	$6,284

Earnings (loss) before income taxes
United States	$24,295	$(7,803)	$(30,564)	$(59,967)
Non-U.S.	585	6,258	6,601	(398)

Total	$24,880	$(1,545)	$(23,963)	$(60,365)

The effective tax rate differs from the federal statutory income tax rate as explained below:

Effective Income Tax Rate

Federal statutory income tax rate	35.0%	35.0%	35.0%	35.0%
State income taxes (net of federal benefit)	-48.3%	-170.7%	-9.3%	-1.1%
Tax effect resulting from international activities	1.9%	-133.8%	-7.5%	0.0%
Change in deferred tax valuation allowance	-1,117.3%	-1,470.3%	-117.9%	-53.3%
Non-deductible expenses	12.6%	-20.3%	-3.6%	9.1%
Tax Credits	0.0%	7.9%	0.0%	0.0%
Other	-0.2%	2.4%	0.0%	-0.1%

Effective income tax rate	-1,116.3%	-1,749.9%	-103.3%	-10.4%

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

The components of deferred tax assets and liabilities are as follows:

	December 27, 2009	December 28, 2008

Current
Accrued liabilities	19,596	8,879
Inventories	(4,764)	6,570
Benefits and compensation	13,329	5,983
Other	862	—
Valuation allowance	(3,353)	(17,788)

	25,670	3,644

Non Current
Postretirement benefits	$35,224	$12,901
Accrued liabilities	977	764
Benefits and compensation	628	577
Net operating loss carryforwards	335,942	342,604
Federal & state tax credits	9,539	398
Alternative minimum tax	1,901	1,901
Hedging	11,990	2,684
Other intangible assets	(30,745)	(23,085)
Indefinite-lived intangible assets	(617,048)	(314,726)
Partnership Interest	(8,648)	—
Plant assets	(71,275)	(41,247)
Unremitted earnings	(1,649)	(1,198)
Other	887	236
Valuation allowance	(11,439)	(300,510)

	(343,716)	(318,701)

Net deferred tax asset (liability)	$(318,046)	$(315,057)

Amounts recognized in the Consolidated Balance Sheet
Current deferred tax assets	$25,670	$3,644
Non-current deferred tax liabilities	(343,716)	(318,701)

Net deferred tax asset (liability)	$(318,046)	$(315,057)

As described in Note 1, PFHC became a wholly owned subsidiary of Crunch Holding Corp.(“CHC”) on November 25, 2003. On March 19, 2004, PFHC was merged with and into Aurora, with Aurora surviving the Merger. The surviving company was renamed Pinnacle Foods Group Inc. (“PFGI’ or the “Predecessor”). On April 2, 2007, CHC, the parent to PFF (“the Company or Successor”), was acquired by Peak Holdings LLC (the “Blackstone Transaction”). As described in Note 3, on December 23, 2009, our wholly owned subsidiary, Pinnacle Foods Group LLC acquired all of the common stock of Birds Eye Foods, Inc (“Birds Eye”).

The authoritative guidance for accounting for income taxes requires that a valuation allowance be established when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s performance, the market environment in which the company operates, the utilization of past tax credits, length of carryback and carryforward periods, and existing contracts or sales backlog that will result in future profits.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

The authoritative guidance further states that where there is negative evidence such as cumulative losses in recent years, concluding that a valuation allowance is not required is problematical. Therefore, cumulative losses weigh heavily in the overall assessment. For all reporting periods prior December 27, 2009, management had determined that it was no longer more likely than not that the Company would be able to realize the deferred tax assets of both the Predecessor and the Company. This conclusion was reached due to cumulative losses recognized by the Predecessor in preceding years.

Based on a review of both the positive and negative evidence as of December 27, 2009, it has been determined that the Company has sufficient positive evidence to outweigh any negative evidence and support that it is more likely that not that substantially all of deferred tax assets will be realized. The evaluation of the realization of deferred tax assets is inherently subjective. Following are key items that provided positive evidence to support the reversal of the valuation allowance for substantially all of the deferred assets in the fourth quarter of 2009:

•	Positive earnings before tax in the U.S. for the fiscal year ended December 27, 2009

•	Continued positive earnings before tax and future taxable income

•

Lapse of cumulative loss history, primarily attributable to losses recognized in the Predecessor financial statements and certain non recurring expenses related to the Blackstone Transaction in April 2007

The reversal of the valuation allowance of $315.6 million is recorded as a benefit to the provision for income taxes in the Consolidated Statement of Operations for the fiscal year ended December 27, 2009.

In accordance with the authoritative guidance, deferred assets and liabilities have been recognized for the differences between the assigned values and the tax bases of the assets and liabilities recognized in a purchase business combination. As of the April 2, 2007 business combination date, the Company established a deferred tax liability of $268.0 million, net of valuation allowance of $236.0 million. The deferred tax liability relates to the book and tax basis differences for indefinite lived intangible assets consisting primarily of tradenames and goodwill. As of December 27, 2009, the remaining valuation allowance is $14.8 million, for certain state net operating loss carryovers, state tax credit carryovers, and foreign loss carryovers. In connection with the Birds Eye Acquisition a valuation allowance of $12.1 million was established for foreign and state net operating losses and state tax credits for which the Company cannot assure that the realization of the associated deferred tax assets is more likely than not to occur. The tax benefit from any future release of the acquisition date valuation allowances would be reflected in the provision for income taxes.

CHC, the parent of the Company, is a loss corporation as defined by Internal Revenue Code Section 382. As of December 27, 2009 CHC has a federal Net Operating Loss Carryover of $1,130.1 million of which $898.1 million existed as of the business combination date and is subject to various Section 382 limitations. Approximately $255.4 million of the carryover from the Aurora transaction exceeds the estimated Section 382 limitation. As noted below, in connection with the adoption of the authoritative guidance for accounting for uncertainty in income taxes, the Predecessor reduced its deferred tax assets for this limitation. Section 382 places an annual limitation on CHC’s ability to utilize loss carryovers to reduce future taxable income. It is expected that CHC’s annual Section 382 limitation will approximate $14 million to $18 million, which may increase or decrease pending resolution of certain tax matters. This annual limitation can affect the Company’s ability to utilize other tax attributes such as tax credit carryforwards. Our net operating loss carryovers and certain other tax attributes may not be utilized to offset Birds Eye income from recognized built in gains pursuant to Internal Revenue Code Section 384.

As of December 27, 2009 our valuation allowance for state net operating losses and credits is $13.8 million and the foreign valuation allowance is $1.0 million.

CHC’s federal net operating losses have expiration periods from 2017 through 2029. CHC and its subsidiaries also have state tax net operating loss carryforwards that are limited and vary in amount by jurisdiction. State net operating losses are approximately $643.7 million with expiration periods beginning in 2010 through 2029. State tax credits total $9.2 million of which $2.1 million expire on or before 2024 . The remaining $7.1 million of state credits do not expire. The Company’s foreign net operating losses of $1.0 million expire on or before December 2019.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Following are the changes in the deferred tax valuation allowance:

	Beginning Balance	Additions	Acquisitions	Deductions	Ending Balance
Successor
Fiscal year ended December 27, 2009	$318,298	$54	$12,063	$(315,623)	$14,792
Fiscal year ended December 28, 2008	268,854	50,103	—	(659)	318,298
39 weeks ended December 30, 2007	331,858	45,814	(95,883)	(12,935)	268,854

Predecessor
13 weeks ended April 2, 2007	$398,000	$39,670	$—	$(105,812)	$331,858

Authoritative Guidance for Accounting for Uncertainty in Income Taxes

We adopted the provisions of the authoritative guidance for accounting for uncertainty in income taxes on January 1, 2007. As a result of adoption, we recognized a charge of $260 to the January 1, 2007 retained earnings balance and $1,070 increase to goodwill related to the Pinnacle Transaction. As of January 1, 2007, after the implementation, the Company’s liability for unrecognized tax benefits was $2,280, excluding liabilities for interest and penalties. The amount, if recognized, that would impact the Predecessor’s effective tax rate was $261. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits (“UTB”) is as follows:

Gross unrecognized tax benefits at January 1, 2007	$2,278

Increase ( decrease) for tax positions related to prior periods	—
Increase ( decrease) for tax positions related to the current period	—
Decrease related to settlement with tax authorities	—
Reductions due to lapse of applicable statutes of limitations	—

Gross unrecognized tax benefit at April 2, 20007	$2,278

Increase ( decrease) for tax positions related to prior periods	—
Increase ( decrease) for tax positions related to the current period	—
Decrease related to settlement with tax authorities	—
Reductions due to lapse of applicable statutes of limitations	(902)

Gross unrecognized tax benefits at December 30, 2007	$1,376

Increase ( decrease) for tax positions related to prior periods	97
Increase ( decrease) for tax positions related to the current period	—
Decrease related to settlement with tax authorities	—
Reductions due to lapse of applicable statutes of limitations	(985)

Gross unrecognized tax benefits at December 28, 2008	$488

Increase ( decrease) for tax positions related to prior periods	1,920
Increase ( decrease) for tax positions related to the current period	1,035
Decrease related to settlement with tax authorities	—
Reductions due to lapse of applicable statutes of limitations	(33)

Gross unrecognized tax benefits at December 27, 2009	$3,410

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

The Company’s liability for UTB as of December 27, 2009 is $3,410, reflecting a net increase of $2,922 principally for uncertainties related to business combinations. The amount, if recognized, that would impact the effective tax rate as of December 27, 2009 is $2,375. The amount of the liability for unrecognized tax benefits classified as a long-term liability is $2,375. A decrease in the UTB liability of approximately $413 may occur within the next twelve months from lapse of certain statute of limitations or resolution of uncertainties. The decrease, if realized, would be recorded as a tax benefit to the provision.

The Company recognizes interest and penalties associated with uncertain tax positions as a component of the provision for income taxes. The Company’s liability includes accrued interest and penalties of $106 and $430 as of December 28, 2008 and December 27, 2009, respectively. A reduction in accrued interest of $16 was recorded during 2009 as the result of the expiration of certain statutes of limitation. No penalties were accrued.

Upon adoption, the Company also recorded a reduction of $102 million to its non-current federal and state deferred tax assets resulting from the excess of Aurora’s net operating loss carryover over its estimated limitation under Internal Revenue Code Section 382. As the Company maintained a full valuation allowance against this deferred tax asset, the adjustment resulted in no impact on the Consolidated Balance Sheet or Consolidated Statement of Operations of the Company.

The Company files income tax returns with the U.S. federal government and various state and international jurisdictions. With few exceptions, the Company’s 1999 and subsequent federal and state tax years remain open by statute, principally relating to net operating loss carryovers. International jurisdictions remain open for 2003 and subsequent periods. The Company does not have any open examinations that would result in a material change to the Company’s liability for uncertain tax positions.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

14. Financial Instruments

Risk Management Objective of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. The primary risks managed by using derivative instruments are interest rate risk, foreign currency exchange risk and commodity price risk. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates, foreign exchange rates or commodity prices.

The Company manages interest rate risk based on the varying circumstances of anticipated borrowings and existing variable and fixed rate debt, including the Company’s revolving line of credit. Examples of interest rate management strategies include capping interest rates using targeted interest cost benchmarks, hedging portions of the total amount of debt, or hedging a period of months and not always hedging to maturity, and at other times locking in rates to fix interests costs.

Certain parts of the Company’s foreign operations in Canada expose the Company to fluctuations in foreign exchange rates. The Company’s goal is to reduce its exposure to such foreign exchange risks on its foreign currency cash flows and fair value fluctuations on recognized foreign currency denominated assets, liabilities and unrecognized firm commitments to acceptable levels primarily through the use of foreign exchange-related derivative financial instruments. The Company enters into derivative financial instruments to protect the value or fix the amount of certain obligations in terms of its functional currency, the U.S. dollar.

The Company purchases raw materials in quantities expected to be used in a reasonable period of time in the normal course of business. The Company generally enters into agreements for either spot market delivery or forward delivery. The prices paid in the forward delivery contracts are generally fixed, but may also be variable within a capped or collared price range. Forward derivative contracts on certain commodities are entered into to manage the price risk associated with forecasted purchases of materials used in the Company’s manufacturing process.

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges in accordance with the authoritative guidance for derivative and hedge accounting involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up front premium.

As of December 27, 2009 the Company had the following interest rate swaps and caps (in aggregate) that were designated as cash flow hedges of interest rate risk:

Product	Number of Instruments	Notional Amount	Fixed Rate Range	Index	Trade Dates	Maturity Dates
Interest Rate Swaps	8	$683,258	1.43% - 3.33%	USD-LIBOR-BBA	Oct 2008 - Mar 2009	Jan 2011 - July 2012
Interest Rate Caps	2	$800,000	2.50%	USD-LIBOR-BBA	Dec 2009	Jan 2011

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

According to the authoritative guidance for derivative and hedge accounting, the effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated other comprehensive (loss) income (“AOCI”) on the Consolidated Balance Sheet and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the fiscal year ended December 27, 2009, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly as Interest expense in the Consolidated Statements of Operations. There was no hedge ineffectiveness on interest rate cash flow hedges recognized in the fiscal year ended December 27, 2009.

Amounts reported in AOCI related to derivatives will be reclassified to Interest expense as interest payments are made on the Company’s variable-rate debt. Due to the counterparty bank declaring bankruptcy in October 2008, the Company discontinued prospectively the hedge accounting on its interest rate derivatives with Lehman Brothers Specialty Financing on the bankruptcy date as those hedging relationships no longer met the authoritative guidance for derivative and hedge accounting. The Company terminated these positions during the fourth quarter of 2008. The Company continues to report the net gain or loss related to the discontinued cash flow hedge in AOCI which is expected to be reclassified into earnings during the original contractual terms of the derivative agreements as the hedged interest payments are expected to occur as forecasted. For the fiscal year ended December 27, 2009, $4,429 was reclassified as an increase to Interest expense relating to the terminated hedges. During the next twelve months, the Company estimates that an additional $17,848 will be reclassified as an increase to Interest expense relating to both active and terminated hedges.

Cash Flow Hedges of Foreign Exchange Risk

The Company’s operations in Canada have exposed the Company to changes in the US Dollar – Canadian Dollar (USD-CAD) foreign exchange rate. From time to time, the Company’s Canadian subsidiary purchases inventory denominated in US Dollars (USD), a currency other than its functional currency. The subsidiary sells that inventory in Canadian dollars. The subsidiary uses currency forward and collar agreements to manage its exposure to fluctuations in the USD-CAD exchange rate. Currency forward agreements involve fixing the USD-CAD exchange rate for delivery of a specified amount of foreign currency on a specified date. Currency collar agreements involve the sale of Canadian Dollar (CAD) currency in exchange for receiving US dollars if exchange rates rise above an agreed upon rate and sale of USD currency in exchange for receiving CAD dollars if exchange rates fall below an agreed upon rate at specified dates.

As of December 27, 2009, the Company had the following foreign currency exchange contracts (in aggregate) that were designated as cash flow hedges of foreign exchange risk:

Product	Number of Instruments	Notional Sold in Aggregate	Notional Purchased in Aggregate	USD to CAD Exchange Rates	Trade Date	Maturity Dates
CAD Forward	36	$43,000 CAD	$38,720 USD	1.086-1.178	May 2009 - July 2009	Jan 2010 - Dec 2010

CAD Collar	12	$12,000 CAD	$10,619 USD	1.13	May 2009	Jan 2010 - Dec 2010

According to the authoritative guidance for derivative and hedge accounting, the effective portion of changes in the fair value of derivatives designated that qualify as cash flow hedges of foreign exchange risk is recorded in AOCI on the Consolidated Balance Sheet and subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portions of the change in fair value of the derivative, as well as amounts excluded from the assessment of hedge effectiveness, are recognized directly in Cost of products sold in the Consolidated Statements of Operations. Hedge ineffectiveness on foreign exchange cash flow hedges amounted to a $17 loss in the fiscal year ended December 27, 2009.

Non-designated Hedges of Commodity Risk

Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to commodity price risk but do not meet the authoritative guidance for derivative and hedge accounting. From time to time, the Company enters into commodity forward contracts to fix the price of natural gas, diesel fuel and heating oil purchases at a future delivery date. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in Cost of products sold in the Consolidated Statements of Operations.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

As of December 27, 2009, the Company had the following natural gas swaps (in aggregate), diesel fuel and heating oil swaps (in aggregate), and diesel fuel swaps (in aggregate) that were not designated in qualifying hedging relationships:

Product	Number of Instruments	Notional Amount	Price	Trade Dates	Maturity Dates
Natural Gas Swap	1	127,364 MMBTU’s	$6.05 per MMBTU	Mar 2009	June 2010
Heating Oil Swap	1	9,000 BBL’s	$45.15 per BBL	Mar 2009	Jan 2010
Diesel Fuel Swap	1	1,710,000 Gallons	$2.46 per Gallon	Feb 2009	Jun 2010

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Consolidated Balance Sheet as of December 27, 2009.

	Tabular Disclosure of Fair Values of Derivative Instruments
	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments
Interest Rate Contracts	Other assets, net	$165	Other long-term liabilities	$21,145
Foreign Exchange Contracts		—	Accrued liabilities	2,522

Total derivatives designated as hedging instruments as of December 27, 2009		$165		$23,667

Derivatives not designated as hedging instruments
Natural Gas Contracts		$—	Accrued liabilities	$57
Heating Oil Contracts	Other current assets	25		—
Diesel Fuel Contracts	Other current assets	902		—

Total derivatives not designated as hedging instruments as of December 27, 2009		$927		$57

The tables below present the effect of the Company’s derivative financial instruments on the Consolidated Statements of Operations and Accumulated other comprehensive (loss) income for the fiscal year ended December 27, 2009.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

	Tabular Disclosure of the Effect of Derivative Instruments for the Fiscal Year Ended December 27, 2009
	Gain/(Loss)
Derivatives in Cash Flow Hedging Relationships	Recognized in AOCI on Derivative (Effective Portion)	Effective portion reclassified from AOCI to:	Reclassified from AOCI into Earnings (Effective Portion)	Ineffective portion reclassified from AOCI to:	Recognized in Earnings on Derivative (Ineffective Portion)
Interest Rate Contracts	$(23,489)	Interest expense	$(18,592)	Interest expense	$—
Foreign Exchange Contracts	(5,360)	Cost of products sold	2,508	Cost of products sold	(17)

Fiscal year ended December 27, 2009	$(28,849)		$(16,084)		$(17)

Derivatives Not Designated as Hedging Instruments	Recognized in Earnings on:	Recognized in Earnings on Derivative
Natural Gas Contracts	Cost of products sold	$(1,420)
Heating Oil Contracts	Cost of products sold	152

Fiscal year ended December 27, 2009		$(1,268)

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Credit-risk-related Contingent Features

The Company has an agreement with Barclays that contains a provision whereby the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default on the indebtedness. As of December 27, 2009, the fair value of interest rate swaps and caps in a net liability position related to these agreements was $23,089, which includes accrued interest of $1,044 but excludes any adjustment for nonperformance risk of $983. For the same counterparty, the fair value of foreign exchange derivative contracts in a net liability position related to these agreements was $2,599, which excludes any adjustment for nonperformance risk of $77. For the same counterparty, the fair value of natural gas swaps in a net liability position related to these agreements was $57. For the same counterparty, the fair value of heating oil contracts in a net asset position related to these agreements was $25. If the Company breached any of these provisions, it could be required to settle its obligations under the agreements at their termination value of $25,720. As of December 27, 2009, the Company has not posted any collateral related to these agreements.

The Company also has an agreement with Credit Suisse Group that contains a provision whereby the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default on the indebtedness. As of December 27, 2009, the Company had one interest rate cap with this counterparty in an asset position with a fair value of $83.

15. Commitments and Contingencies

General

From time to time, the Company and its operations are parties to, or targets of, lawsuits, claims, investigations, and proceedings, which are being handled and defended in the ordinary course of business. Although the outcome of such items cannot be determined with certainty, the Company’s general counsel and management are of the opinion that the final outcome of these matters should not have a material effect on the Company’s financial condition, results of operations or cash flows.

No single item individually is, nor are all of them in the aggregate, material.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

16. Related Party Transactions

Successor

Advisory Agreement

At the closing of the Blackstone Transaction, the Company entered into an advisory agreement with an affiliate of The Blackstone Group pursuant to which such entity or its affiliates provide certain strategic and structuring advice and assistance to us. In addition, under this agreement, affiliates of The Blackstone Group provide certain monitoring, advisory and consulting services to the Company for an aggregate annual management fee equal to $2,500 for the year ended December 2007, and the greater of $2,500 or 1.0% of Consolidated EBITDA (as defined in the credit agreement governing the Company’s Senior Secured Credit Facility) for each year thereafter. Affiliates of Blackstone received reimbursement for out-of-pocket expenses incurred by them in connection with the Blackstone Transaction prior to the closing date and in connection with the provision of services pursuant to the agreement of merger. Expenses relating to the management fee were $2,500 for the 39 weeks ended December 30, 2007, $2,500 for the fiscal year ended December 28, 2008 and $2,500 for the fiscal year ended December 27, 2009. In addition, the Company reimbursed the Blackstone group out-of-pocket expenses totaling $44 and $110 for the fiscal year ended December 27, 2009 and December 28, 2008.

In addition, on April 2, 2007 and pursuant to the agreement of merger, an affiliate of Blackstone received transaction fees totaling $21,600 for services provided by Blackstone and its affiliates related to the Blackstone Transaction. This is included in the transaction fees described in footnote 1.

In connection with the Birds Eye Acquisition, the transaction and advisory fee agreement with an affiliate of Blackstone was amended and restated to include a provision that granted the affiliates a 1% transaction fee based on the transaction purchase price. This fee totaled $14,009. Also, there was an advisory fee with an affiliate for $3,005. These fees are contained within the $24,090 of transaction fees discussed in Note 3 to the Consolidated Financial Statements. Also, as described in Note 3, the Company incurred an original issue discount, in connection with the Tranche C Term Loans. A portion of that discount, $750 related to loans from an affiliate of the Blackstone Group.

Supplier Costs

Graham Packaging, which is owned by affiliates of The Blackstone Group, supplies packaging for some of the Company’s products. Purchases from Graham Packaging were $8,729 for the 39 weeks ended December 30, 2007, $11,322 for the fiscal year ended December 28, 2008 and $6,181 for the fiscal year ended December 27, 2009.

Customer Purchases

Performance Food Group, which is owned by affiliates of The Blackstone Group, is a food service supplier that purchases products from the Company. Sales to Performance Food Group were $3,906 for the 39 weeks ended December 30, 2007, $5,007 for the fiscal year ended December 28, 2008 and $5,187 for the fiscal year ended December 27, 2009.

Debt and Interest Expense

For the period April 2, 2007 to December 30, 2007, fees and interest expense recognized in the Consolidated Statements of Operations for debt to the related party Blackstone Advisors L.P. totaled $1,463. Related party interest for Blackstone Advisors L.P for the fiscal year ended December 28, 2008 was $3,106. Related party interest for Blackstone Advisors L.P for the fiscal year ended December 27, 2009 was $1,446.

Notes receivable from officers

In connection with the capital contributions at the time of the Birds Eye Acquisition on December 23, 2009, certain members of the Board of Directors and management purchased ownership units of our ultimate parent Peak Holdings LLC. To fund these purchases, certain members of management signed 30 day notes receivable at a market interest rate. The total of the notes receivable were $565 and were fully paid in January 2010.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Predecessor

Management fees

On November 25, 2003, the Company entered into a Management Agreement with JPMorgan Partners, LLC (“JPMP”) and J.W. Childs Associates, L.P. (“JWC”) whereby JPMP and JWC provide management, advisory and other services. The agreement called for quarterly payments of $125 to each of JPMP and JWC for management fees. For the period January 1, 2007 to April 1, 2007, management fees expensed and paid to JPMP and JWC were $250. In addition, the Company reimbursed JPMP and JWC for out-of-pocket expenses totaling $7 during the period January 1, 2007 to April 2, 2007.

Leases and Aircraft

The Company leased office space owned by a party related to C. Dean Metropoulos, the Company’s former Chairman. The base rent for the office is $87 annually. Rent expense was $26 during the period January 1, 2007 to April 2, 2007.

Beginning November 25, 2003, the Company began using an aircraft owned by a company indirectly owned by the former Chairman. In connection with the usage of the aircraft, the Company incurred net operating expenses of $688 during the period January 1, 2007 to April 2, 2007. The Company also incurred direct costs totaling $78 during the period January 1, 2007 to April 2, 2007 that were reimbursed to the Company by the owner of the aircraft.

Effective with the occurrence of the Blackstone Transaction, the contracts to lease the office space and aircraft were terminated. The Predecessor recorded a charge of $6.3 million related to these contract terminations. The charge was recorded in the Consolidated Statements of Operations of the Predecessor immediately prior to the Blackstone Transaction.

Debt and Interest Expense

For the period January 1, 2007 to April 2, 2007, fees and interest expense recognized in the Consolidated Statements of Operations for the debt to the related party, JPMorgan Chase Bank, amounted to $9. See Note 11.

Financial Instruments

The Company had entered into transactions for derivative financial instruments with JPMorgan Chase Bank to lower its exposure to interest rates, foreign currency, and natural gas prices. During the period January 1, 2007 to April 2, 2007, the net cash paid by the Company for the settlement of financial instruments totaled $84. See Note 14.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

17. Segments

In the first quarter of 2010, we implemented a reorganization of the Company’s products into three operating segments: (i) Birds Eye Frozen, (ii) Duncan Hines Grocery and (iii) Specialty Foods. Our United States retail frozen vegetables (Birds Eye®), single-serve frozen dinners and entrées (Hungry-Man®, Swanson®), multi-serve frozen dinners and entrées (Birds Eye Voila!®), frozen seafood (Van de Kamp’s®, Mrs. Paul’s®), frozen breakfast (Aunt Jemima®), bagels (Lender’s®), and frozen pizza (Celeste®) are reported in the Birds Eye Frozen Division. Our baking mixes and frostings (Duncan Hines®), shelf-stable pickles, peppers and relish (Vlasic®), barbeque sauces (Open Pit®), pie fillings (Comstock®, Wilderness®), syrups (Mrs. Butterworth’s® and Log Cabin®), salad dressing (Bernstein’s®), canned meat (Armour®, Nalley®, Brooks®) and all Canadian Operations are reported in the Duncan Hines Grocery Division. The Specialty Foods Division consists of snack products (Tim’s Cascade® and Snyder of Berlin®) and our food service and private label businesses. Prior period amounts have been reclassified for consistent presentation.

Segment performance is evaluated by the Company’s Chief Operating Decision Maker and is based on earnings before interest and taxes. Transfers between segments and geographic areas are recorded at cost plus markup or at market. Identifiable assets are those assets, including goodwill, which are identified with the operations in each segment or geographic region. Corporate assets consist of prepaid and deferred tax assets. Unallocated corporate expenses consist of corporate overhead such as executive management, finance and legal functions and, in 2008, the gain on litigation settlement, and in 2009 the Birds Eye transaction costs.

	Successor			Predecessor
SEGMENT INFORMATION	Fiscal year ended December 27, 2009	Fiscal year ended December 28, 2008	39 weeks ended December 30, 2007	13 weeks ended April 2, 2007

Net sales
Birds Eye Frozen Division	$473,305	$457,480	$327,400	$137,015
Duncan Hines Grocery Division	854,737	803,991	605,646	172,756
Specialty Foods Division	314,889	294,937	204,852	66,816

Total	$1,642,931	$1,556,408	$1,137,898	$376,587

Earnings before interest and taxes
Birds Eye Frozen Division	$38,665	$20,966	$34,613	$6,551
Duncan Hines Grocery Division	145,861	135,575	73,809	25,956
Specialty Foods Division	6,740	(1,997)	(2,126)	505
Unallocated corporate expenses	(45,308)	(3,128)	(6,784)	(54,784)

Total	$145,958	$151,416	$99,512	$(21,772)

Depreciation and amortization
Birds Eye Frozen Division	$22,547	$20,071	$14,127	$3,563
Duncan Hines Grocery Division	22,716	22,196	15,237	3,971
Specialty Foods Division	20,205	20,242	16,307	2,629

Total	$65,468	$62,509	$45,671	$10,163

Capital expenditures
Birds Eye Frozen Division	$34,835	$14,130	$11,616	$2,129
Duncan Hines Grocery Division	14,442	14,626	8,739	3,216
Specialty Foods Division	3,953	3,842	2,580	811

Total	$53,230	$32,598	$22,935	$6,156

GEOGRAPHIC INFORMATION
Net sales
United States	$1,625,434	$1,524,030	$1,105,554	$368,278
Canada	72,808	77,853	66,678	17,015
Intercompany	(55,311)	(45,475)	(34,334)	(8,706)

Total	$1,642,931	$1,556,408	$1,137,898	$376,587

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

SEGMENT INFORMATION	December 27, 2009	December 28, 2008

Total assets
Birds Eye Frozen Division	$2,057,562	$758,918
Duncan Hines Frozen Division	1,945,986	1,660,992
Specialty Foods Division	503,395	208,470
Corporate	31,555	3,820

Total	$4,538,498	$2,632,200

GEOGRAPHIC INFORMATION

Long-lived assets
United States	$412,171	$260,758
Canada	37	40

Total	$412,208	$260,798

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

18. Quarterly Results (Unaudited)

Summarized quarterly financial data is presented below

	Quarter Ended
	March 2009	June 2009	September 2009	December 2009	Fiscal 2009
Net sales	$427,408	$408,822	$394,185	$412,516	$1,642,931
Cost of products sold	339,993	318,152	298,606	306,876	1,263,627

Gross profit	87,415	90,670	95,579	105,640	379,304

Net (loss) earnings	(2,100)	2,525	10,393	291,785	302,603
	Quarter Ended
	March 2008	June 2008	September 2008	December 2008	Fiscal 2008
Net sales	$362,171	$390,131	$389,228	$414,878	$1,556,408
Cost of products sold	286,755	303,057	303,986	324,131	1,217,929

Gross profit	75,416	87,074	85,242	90,747	338,479

Net (loss) earnings	(7,347)	(12,566)	1,419	(10,087)	(28,581)

Net earnings during fiscal 2009 and fiscal 2008 were affected by the following unusual charges:

	Quarter Ended
	March 2009	June 2009	September 2009	December 2009
Cost of Product Sold
Write up of inventory to fair value (See Note 3)				525
Other expense (income), net
Merger related costs - Birds Eye Acquisition (See Note 3)				24,090
Impairment and restructuring charges (a)				1,300
Administrative expenses
Severance costs (b)		2,377
Interest expense
Amortization of deferred mark-to-market on terminated swap (see Note 14)	1,312	1,082	1,040	995
Provision (benefit) for income taxes (c)				$(315,600)
	Quarter Ended
	March 2008	June 2008	September 2008	December 2008
Other expense (income), net
Gain on litigation settlement (See Note 8)	(9,988)
Impairment and restructuring charges (a)				15,100

Interest expense
Unfavorable Mark to Market Adjustment (see Note 14)				5,483
Amortization of deferred mark-to-market on terminated swap (see Note 14)				1,259

(a)	Impairment and restructuring charges consist of the following:

•	Fourth quarter 2009 – Impairment charge for the Swanson tradename.

•	Fourth quarter 2008 – Impairment charges for Van de Kamp’s ($8,000), Mrs. Paul’s ($5,600), Lenders ($900) and Open Pit ($600) tradenames.

(b)	In July of 2009, Jeffrey P. Ansell left his position as Chief Executive Officer and as a Director of the Company to pursue other interests, effective July 10, 2009. As a result of the change, we recorded a provision for severance in the amount of $2,377.
(c)	Includes the reversal of the deferred tax valuation allowance. (see Note 13).

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

19. Guarantor and Nonguarantor Statements

In connection with the Blackstone Transaction described in Note 1 and as a part of the related financings, the Company issued $325 million of 9.25% Senior Notes and $250 million ($199 million outstanding as of December 27, 2009) of 10.625% Senior Subordinated Notes in private placements pursuant to Rule 144A and Regulation S. An additional $300 million of Senior Notes were issued on December 23, 2009, in connection with the Birds Eye Acquisition.

The Senior Notes are general unsecured obligations of the Company, effectively subordinated in right of payment to all existing and future senior secured indebtedness of the Company and guaranteed on a full, unconditional, joint and several basis by the Company’s wholly-owned domestic subsidiaries that guarantee other indebtedness of the Company.

The Senior Subordinated Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company and guaranteed on a full, unconditional, joint and several basis by the Company’s wholly-owned domestic subsidiaries that guarantee other indebtedness of the Company.

The following consolidating financial information presents:

(1)	(a) Consolidating balance sheets as of December 27, 2009 and December 28, 2008 for the Successor.

(b) The related consolidating statements of operations for the Company, all guarantor subsidiaries and the non- guarantor subsidiaries for the following:

i.	Successor’s fiscal year ended December 27, 2009.

ii.	Successor’s fiscal year ended December 28, 2008.

iii.	Successor’s 39 weeks ended December 30, 2007.

iv.	Predecessor’s 13 weeks ended April 2, 2007, immediately prior to the Blackstone Transaction.

(c) The related consolidating statements of cash flows for the Company, all guarantor subsidiaries and the nonguarantor subsidiaries for the following:

i.	Successor’s fiscal year ended December 27, 2009.

ii.	Successor’s fiscal year ended December 28, 2008.

iii.	Successor’s 39 weeks ending December 30, 2007.

iv.	Predecessor’s 13 weeks ended April 2, 2007, immediately prior to the Blackstone Transaction.

(2)	Elimination entries necessary to consolidate the Company with its guarantor subsidiaries and non-guarantor subsidiaries.

Investments in subsidiaries are accounted for by the parent using the equity method of accounting. The guarantor subsidiaries are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions and include a reclassification entry of net non-current deferred tax assets to non-current deferred tax liabilities.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Pinnacle Foods Finance LLC

Consolidating Balance Sheet

December 27, 2009

	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations and Reclassifications	Consolidated Total
Current assets:
Cash and cash equivalents	$—	$68,249	$5,625	$—	$73,874
Accounts receivable, net	—	152,961	5,043	—	158,004
Intercompany accounts receivable	—	68,227	—	(68,227)	—
Inventories, net	—	384,787	5,180	—	389,967
Other current assets	9,200	17,060	700	—	26,960
Deferred tax assets	—	24,839	831	—	25,670

Total current assets	9,200	716,123	17,379	(68,227)	674,475

Plant assets, net	—	412,171	37	—	412,208
Investment in subsidiaries	1,642,385	4,695	—	(1,647,080)	—
Intercompany note receivable	2,044,797	—	—	(2,044,797)	—
Tradenames	—	1,658,812	—	—	1,658,812
Other assets, net	57,062	176,761	—	—	233,823
Deferred tax assets	115,733	—	—	(115,733)	—
Goodwill	—	1,559,180	—	—	1,559,180

Total assets	$3,869,177	$4,527,742	$17,416	$(3,875,837)	$4,538,498

Current liabilities:
Short-term borrowings	$—	$1,232	$—	$—	$1,232
Current portion of long-term obligations	37,170	1,058	—	—	38,228
Accounts payable	—	129,142	1,218	—	130,360
Intercompany accounts payable	60,376	—	7,851	(68,227)	—
Accrued trade marketing expense	—	46,067	2,981	—	49,048
Accrued liabilities	29,150	100,214	671	—	130,035
Accrued income taxes	—	455	—	—	455

Total current liabilities	126,696	278,168	12,721	(68,227)	349,358

Long-term debt	2,846,983	2,268	—	—	2,849,251
Intercompany note payable	—	2,044,797	—	(2,044,797)	—
Pension and other postretirement benefits	—	82,437	—	—	82,437
Other long-term liabilities	21,145	18,238	—	—	39,383
Deferred tax liabilities	—	459,449	—	(115,733)	343,716

Total liabilities	2,994,824	2,885,357	12,721	(2,228,757)	3,664,145

Commitments and contingencies	—	—	—	—	—

Shareholder’s equity:
Pinnacle Common Stock, $.01 par value	$—	$—	$—	$—	—
Additional paid-in-capital	693,196	1,284,155	2,324	(1,286,479)	693,196
Notes receivable from officers	(565)	—	—	—	(565)
Retained earnings (accumulated deficit)	225,313	378,809	5,341	(384,150)	225,313
Accumulated other comprehensive (loss) income	(43,591)	(20,579)	(2,970)	23,549	(43,591)

Total shareholder’s equity	874,353	1,642,385	4,695	(1,647,080)	874,353

Total liabilities and shareholder’s equity	$3,869,177	$4,527,742	$17,416	$(3,875,837)	$4,538,498

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Pinnacle Foods Finance LLC

Consolidating Balance Sheet

December 28, 2008

	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations and Reclassifications	Consolidated Total
Current assets:
Cash and cash equivalents	$—	$2,257	$2,004	$—	$4,261
Accounts receivable, net	—	86,860	5,311	—	92,171
Intercompany accounts receivable	—	166,077	761	(166,838)	—
Inventories, net	—	186,197	4,666	—	190,863
Other current assets	5,346	3,839	386	—	9,571
Deferred tax assets	—	3,644	—	—	3,644

Total current assets	5,346	448,874	13,128	(166,838)	300,510

Plant assets, net	—	260,758	40	—	260,798
Investment in subsidiaries	1,342,914	6,788	—	(1,349,702)	—
Intercompany note receivable	923,478	—	—	(923,478)	—
Tradenames	—	910,112	—	—	910,112
Other assets, net	26,964	139,649	—	—	166,613
Goodwill	—	994,167	—	—	994,167

Total assets	$2,298,702	$2,760,348	$13,168	$(2,440,018)	$2,632,200

Current liabilities:
Short-term borrowings	$26,000	$163	$—	$—	$26,163
Current portion of long-term obligations	12,500	250	—	—	12,750
Accounts payable	—	65,220	1,731	—	66,951
Intercompany accounts payable	166,456	—	382	(166,838)	—
Accrued trade marketing expense	—	29,203	4,090	—	33,293
Accrued liabilities	28,408	40,427	177	—	69,012
Accrued income taxes	—	20	—	—	20

Total current liabilities	233,364	135,283	6,380	(166,838)	208,189

Long-term debt	1,745,875	564	—	—	1,746,439
Intercompany note payable	—	923,478	—	(923,478)	—
Pension and other postretirement benefits	—	36,869	—	—	36,869
Other long-term liabilities	11,890	2,539	—	—	14,429
Deferred tax liabilities	—	318,701	—	—	318,701

Total liabilities	1,991,129	1,417,434	6,380	(1,090,316)	2,324,627

Commitments and contingencies	—	—	—	—	—

Shareholder’s equity:
Pinnacle Common Stock, $.01 par value	—	—	—	—	—
Additional paid-in-capital	427,323	1,284,155	2,324	(1,286,479)	427,323
Retained earnings (accumulated deficit)	(77,290)	84,386	4,967	(89,353)	(77,290)
Accumulated other comprehensive (loss) income	(42,460)	(25,627)	(503)	26,130	(42,460)

Total shareholder’s equity	307,573	1,342,914	6,788	(1,349,702)	307,573

Total liabilities and shareholder’s equity	$2,298,702	$2,760,348	$13,168	$(2,440,018)	$2,632,200

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Pinnacle Foods Finance LLC

Consolidated Statement of Operations - Successor

For the fiscal year ended December 27, 2009

	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations and Reclassifications	Consolidated Total
Net sales	$—	$1,625,434	$72,808	$(55,311)	$1,642,931
Cost of products sold	508	1,253,937	63,736	(54,554)	1,263,627

Gross profit	(508)	371,497	9,072	(757)	379,304

Operating expenses
Marketing and selling expenses	662	117,724	5,447	—	123,833
Administrative expenses	4,590	55,859	2,288	—	62,737
Research and development expenses	74	4,488	—	—	4,562
Intercompany royalties	—	—	61	(61)	—
Intercompany technical service fees	—	—	696	(696)	—
Other expense (income), net	—	42,214	—	—	42,214
Equity in (earnings) loss of investees	(294,423)	(374)	—	294,797	—

Total operating expenses	(289,097)	219,911	8,492	294,040	233,346

Earnings before interest and taxes	288,589	151,586	580	(294,797)	145,958

Intercompany interest (income) expense	(25,188)	25,188	—	—	—
Interest expense	121,170	(5)	2	—	121,167
Interest income	—	82	7	—	89

Earnings (loss) before income taxes	192,607	126,485	585	(294,797)	24,880
Provision (benefit) for income taxes	(109,996)	(167,938)	211	—	(277,723)

Net earnings (loss)	$302,603	$294,423	$374	$(294,797)	$302,603

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Pinnacle Foods Finance LLC

Consolidated Statement of Operations - Successor

For the fiscal year ended December 28, 2008

	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations and Reclassifications	Consolidated Total
Net sales	$—	$1,524,033	$77,850	$(45,475)	$1,556,408
Cost of products sold	57	1,201,233	61,312	(44,673)	1,217,929

Gross profit	(57)	322,800	16,538	(802)	338,479

Operating expenses
Marketing and selling expenses	77	104,064	7,231	—	111,372
Administrative expenses	2,876	42,673	2,283	—	47,832
Research and development expenses	8	3,488	—	—	3,496
Intercompany royalties	—	—	67	(67)	—
Intercompany technical service fees	—	—	735	(735)	—
Other expense (income), net	—	24,363	—	—	24,363
Equity in (earnings) loss of investees	(67,485)	(4,075)	—	71,560	—

Total operating expenses	(64,524)	170,513	10,316	70,758	187,063

Earnings before interest and taxes	64,467	152,287	6,222	(71,560)	151,416

Intercompany interest (income) expense	(59,036)	59,036	—	—	—
Interest expense	152,084	1,186	10	—	153,280
Interest income	—	264	55	—	319

(Loss) earnings before income taxes	(28,581)	92,329	6,267	(71,560)	(1,545)
Provision for income taxes	—	24,844	2,192	—	27,036

Net (loss) earnings	$(28,581)	$67,485	$4,075	$(71,560)	$(28,581)

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Pinnacle Foods Finance LLC Consolidated Statement of Operations - Successor For the 39 weeks ended December 30, 2007
	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations and Reclassifications	Consolidated Total
Net sales	$—	$1,105,553	$66,679	$(34,334)	$1,137,898
Cost of products sold	—	877,111	51,868	(33,673)	895,306

Gross profit	—	228,442	14,811	(661)	242,592

Operating Expenses
Marketing and selling expenses	—	81,671	5,738	—	87,409
Administrative expenses	2,519	36,336	1,860	—	40,715
Research and development expenses	—	2,928	—	—	2,928
Intercompany royalties	—	—	96	(96)	—
Intercompany technical service fees	—	—	565	(565)	—
Other expense (income), net	(5,670)	17,693	5	—	12,028
Equity in (earnings) loss of investees	(16,901)	(4,168)	—	21,069	—

Total operating expenses	(20,052)	134,460	8,264	20,408	143,080

Earnings before interest and taxes	20,052	93,982	6,547	(21,069)	99,512

Intercompany interest (income) expense	(55,545)	55,545	—	—	—
Interest expense	124,306	198	—	—	124,504
Interest income	—	975	54	—	1,029
(Loss) earnings before income taxes	(48,709)	39,214	6,601	(21,069)	(23,963)
Provision for income taxes	—	22,313	2,433	—	24,746

Net (loss) earnings	$(48,709)	$16,901	$4,168	$(21,069)	$(48,709)

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Pinnacle Foods Group Inc. Consolidated Statement of Operations - Predecessor For the 13 weeks ended April 2, 2007
	Pinnacle Foods Group, Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations and Reclassifications	Consolidated Total
Net sales	$233,444	$134,834	$17,015	$(8,706)	$376,587
Cost of products sold	171,438	116,165	14,062	(8,474)	293,191

Gross profit	62,006	18,669	2,953	(232)	83,396
Operating expenses
Marketing and selling expenses	22,677	9,927	2,371	—	34,975
Administrative expenses	12,667	4,697	350	—	17,714
Research and development expenses	1,056	381	—	—	1,437
Intercompany royalties	—	—	57	(57)	—
Intercompany technical service fees	—	—	175	(175)	—
Other expense (income), net	41,833	8,797	412	—	51,042
Equity in loss (earnings) of investees	6,018	254	—	(6,272)	—

Total operating expenses	84,251	24,056	3,365	(6,504)	105,168

Loss before interest and taxes	(22,245)	(5,387)	(412)	6,272	(21,772)
Intercompany interest (income) expense	(465)	465	—	—	—
Interest expense	39,067	12	—	—	39,079
Interest income	—	472	14	—	486

Loss before income taxes	(60,847)	(5,392)	(398)	6,272	(60,365)
Provision (benefit) for income taxes	5,802	626	(144)	—	6,284

Net loss	$(66,649)	$(6,018)	$(254)	$6,272	$(66,649)

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Pinnacle Foods Finance LLC Consolidating Statement of Cash Flows-Successor For the fiscal year ended December 27, 2009
	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations and Reclassifications	Consolidated Total
Cash flows from operating activities
Net earnings (loss) from operations	$302,603	$294,423	$374	($294,797)	$302,603
Non-cash charges (credits) to net earnings (loss)
Depreciation and amortization	—	65,453	15	—	65,468
Restructuring and impairment charges	—	1,300	—	—	1,300
Amortization of debt acquisition costs	10,230	—	—	—	10,230
Amortization of deferred mark-to-market adjustment on terminated swap	4,429	—	—	—	4,429
Amortization of discount on term loan	28	—	—	—	28
Change in value of financial instruments	17	(309)	—	—	(292)
Equity in loss (earnings) of investees	(294,423)	(374)	—	294,797	—
Stock-based compensation charges	—	3,190	—	—	3,190
Postretirement healthcare benefits	—	(25)	—	—	(25)
Pension expense	—	2,126	—	—	2,126
Other long-term assets	—	(1,007)	—	—	(1,007)
Other long-term liabilities	—	1,160	—	—	1,160
Deferred income taxes	(109,996)	(167,715)	—	—	(277,711)
Changes in working capital, net of acquisitions
Accounts receivable	—	1,595	1,110	—	2,705
Intercompany accounts receivable/payable	(103,110)	99,200	3,910	—	(0)
Inventories	—	12,560	226	—	12,786
Accrued trade marketing expense	—	(3,002)	(1,757)	—	(4,759)
Accounts payable	—	(12,583)	(787)	—	(13,370)
Accrued liabilities	(1,549)	20,868	466	—	19,785
Other current assets	(9,175)	(2,975)	(253)	—	(12,403)

Net cash provided by operating activities	(200,946)	313,886	3,303	—	116,243

Cash flows from investing activities
Payments for business acquisitions, net of cash acquired	—	(1,314,746)	—	—	(1,314,746)
Capital expenditures	—	(52,030)	—	—	(52,030)

Net cash used in investing activities	—	(1,366,776)	—	—	(1,366,776)

Cash flows from financing activities
Change in bank overdrafts	—	(2,602)	—	—	(2,602)
Repayment of capital lease obligations	—	(345)	—	—	(345)
Intercompany loans	(1,376,705)	1,376,705	—	—	—
Repayments of intercompany loans	255,945	(255,945)	—	—	—
Equity contributions	264,325	—	—	—	264,325
Reduction of equity contributions	(2,207)	—	—	—	(2,207)
Debt acquisition costs	(40,162)	—	—	—	(40,162)
Proceeds from bank term loans	838,250	—	—	—	838,250
Proceeds from bond issuances	300,000	—	—	—	300,000
Proceeds from short-term borrowing	—	1,921	—	—	1,921
Repayments of short-term borrowing	—	(852)	—	—	(852)
Borrowings under revolving credit facility	74,888	—	—	—	74,888
Repayments of revolving credit facility	(100,888)	—	—	—	(100,888)
Repayments of Successor’s long term obligations	(12,500)	—	—	—	(12,500)

Net cash provided by (used in) financing activities	200,946	1,118,882	—	—	1,319,828

Effect of exchange rate changes on cash	—	—	318	—	318
Net change in cash and cash equivalents	—	65,992	3,621	—	69,613
Cash and cash equivalents-beginning of period	—	2,257	2,004	—	4,261

Cash and cash equivalents-end of period	$—	$68,249	$5,625	$—	$73,874

Supplemental disclosures of cash flow information:
Interest paid	$117,466	$4	$(2)	$—	$117,468
Interest received	—	82	7	—	89
Income taxes paid	—	201	388	—	589
Non-cash investing activity:
Capital lease activity	—	(1,200)	—	—	(1,200)

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Pinnacle Foods Finance LLC Consolidating Statement of Cash Flows-Successor For the fiscal year ended December 28, 2008
	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations and Reclassifications	Consolidated Total
Cash flows from operating activities
Net (loss) earnings from operations	$(28,581)	$67,485	$4,075	$(71,560)	$(28,581)
Non-cash charges (credits) to net (loss) earnings
Depreciation and amortization	—	62,495	14	—	62,509
Restructuring and impairment charges	—	15,100	—	—	15,100
Amortization of debt acquisition costs	4,714	—	—	—	4,714
Amortization of deferred mark-to-market adjustment on terminated swap	1,259	—	—	—	1,259
Gain on litigation settlement	—	(9,988)	—	—	(9,988)
Change in value of financial instruments	5,489	(2,142)	—	—	3,347
Equity in loss (earnings) of investees	(67,485)	(4,075)	—	71,560	—
Stock-based compensation charges	—	806	—	—	806
Postretirement healthcare benefits	—	(25)	—	—	(25)
Pension expense	—	(996)	—	—	(996)
Other long-term liabilities	—	(320)	—	—	(320)
Deferred income taxes	—	24,757	—	—	24,757
Termination of derivative contracts	(17,030)	—	—	—	(17,030)
Changes in working capital, net of acquisition
Accounts receivable	654	6,721	(685)	—	6,690
Intercompany accounts receivable/payable	100,779	(102,227)	1,448	—	—
Inventories	—	(26,073)	532	—	(25,541)
Accrued trade marketing expense	—	3,699	1,189	—	4,888
Accounts payable	—	3,800	(381)	—	3,419
Accrued liabilities	(10,543)	(14,255)	(4,669)	—	(29,467)
Other current assets	(4,940)	6,241	(83)	—	1,218

Net cash (used in) provided by operating activities	(15,684)	31,003	1,440	—	16,759

Cash flows from investing activities
Capital expenditures	—	(32,598)	—	—	(32,598)

Net cash used in investing activities	—	(32,598)	—	—	(32,598)

Cash flows from financing activities
Repayment of capital lease obligations	—	(238)	—	—	(238)
Equity contribution	234	—	—	—	234
Reduction of equity contributions	(471)	—	—	—	(471)
Debt acquisition costs	(704)	—	—	—	(704)
Proceeds from short-term borrowings	—	324	—	—	324
Repayments of short-term borrowings	—	(1,531)	—	—	(1,531)
Borrowings under revolving credit facility	101,008	—	—	—	101,008
Repayments of revolving credit facility	(75,008)	—	—	—	(75,008)
Repayments of long term obligations	(9,375)	—	—	—	(9,375)

Net cash provided by financing activities	15,684	(1,445)	—	—	14,239

Effect of exchange rate changes on cash			(138)		(138)
Net change in cash and cash equivalents	—	(3,040)	1,302	—	(1,738)
Cash and cash equivalents-beginning of period	—	5,297	702	—	5,999

Cash and cash equivalents-end of period	$—	$2,257	$2,004	$—	$4,261

Supplemental disclosures of cash flow information:
Interest paid	$167,453	$295	$—	$—	$167,748
Interest received	—	272	47	—	319
Income taxes paid	—	(277)	(4,059)	—	(4,336)

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Pinnacle Foods Finance LLC Consolidating Statement of Cash Flows - Successor For the 39 weeks ended December 30, 2007
	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations and Reclassifications	Consolidated Total
Cash flows from operating activities
Net (loss) earnings from operations	$(48,709)	$16,901	$4,168	$(21,069)	(48,709)
Non-cash charges (credits) to net (loss) earnings
Depreciation and amortization	—	45,660	11	—	45,671
Restructuring and impairment charges	—	1,200	—	—	1,200
Amortization of debt acquisition costs	7,758	—	—	—	7,758
Gain on extinguishment of subordinate notes	(5,670)	—	—	—	(5,670)
Change in value of financial instruments	—	177	—	—	177
Equity in (earnings) loss of investees	(16,901)	(4,168)	—	21,069	—
Stock-based compensation charges	—	2,468	—	—	2,468
Postretirement healthcare benefits	—	(8,046)	—	—	(8,046)
Pension expense	—	41	—	—	41
Other long-term liabilities		(236)			(236)
Deferred income taxes	—	22,173	—	—	22,173
Changes in working capital, net of acquisition
Accounts receivable	(654)	5,542	(61)	—	4,827
Intercompany accounts receivable/payable	121,047	(119,526)	(1,521)	—	—
Inventories	—	33,869	(1,168)	—	32,701
Accrued trade marketing expense	—	(11,263)	(113)	—	(11,376)
Accounts payable	—	(6,304)	(1,438)	—	(7,742)
Accrued liabilities	37,626	(13,445)	(369)	—	23,812
Other current assets	—	846	244	—	1,090

Net cash provided by (used in) operating activities	94,497	(34,111)	(247)	—	60,139

Cash flows from investing activities
Payments for business acquisitions, net of cash acquired	(1,325,980)	5,549	813	—	(1,319,618)
Capital expenditures	—	(22,920)	(15)	—	(22,935)
Sale of plant assets	—	2,200	—	—	2,200

Net cash (used in) provided by investing activities	(1,325,980)	(15,171)	798	—	(1,340,353)

Cash flows from financing activities
Change in bank overdrafts	—	—	—	—	—
Repayment of capital lease obligations	—	(227)	—	—	(227)
Equity contributions	420,664	—	—	—	420,664
Reduction of equity contributions	(391)	—	—	—	(391)
Debt acquisition costs	(39,863)	—	—	—	(39,863)
Proceeds from bank term loan	1,250,000	—	—	—	1,250,000
Proceeds from bond issuances	575,000	—	—	—	575,000
Proceeds from notes payable borrowing	50,000	3,438	—	—	53,438
Repayments of notes payable	(50,000)	(2,068)	—	—	(52,068)
Repurchase of subordinate notes	(44,199)	—	—	—	(44,199)
Intercompany loans	(923,478)	923,478	—	—	—
Repayments of Successor’s long term obligations	(6,250)	—	—	—	(6,250)
Repayments of Predecessor’s long term obligations	—	(870,042)	—	—	(870,042)

Net cash provided by financing activities	1,231,483	54,579	—	—	1,286,062

Effect of exchange rate changes on cash	—	—	151	—	151

Net change in cash and cash equivalents	—	5,297	702	—	5,999
Cash and cash equivalents - beginning of period	—	—	—	—	—

Cash and cash equivalents - end of period	$—	$5,297	$702	$—	$5,999

Supplemental disclosures of cash flow information:
Interest paid	$79,575	$22,160	$—	$—	$101,735
Interest received	—	975	54	—	1,029
Income taxes paid	—	22	137	—	159
Non-cash investing activity:
Capital lease activity	—	—	—	—	—
Non-cash financing activity:
Equity contribution	4,013	—	—	—	4,013

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

Pinnacle Foods Group Inc. Consolidating Statement of Cash Flows - Predecessor For the 13 weeks ended April 2, 2007
	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations and Reclassifications	Consolidated Total

Cash flows from operating activities
Net loss	$(66,649)	$(6,018)	$(254)	$6,272	$(66,649)
Non-cash charges (credits) to net loss
Depreciation and amortization	6,401	3,749	13	—	10,163
Amortization of debt acquisition costs	26,049	—	—	—	26,049
Amortization of bond premium	(5,360)	—	—	—	(5,360)
Change in value of financial instruments	1,247	—	—	—	1,247
Stock-based compensation charges	8,778	—	—	—	8,778
Equity in loss of investees	6,018	254	—	(6,272)	—
Postretirement healthcare benefits	366	(72)	—	—	294
Pension expense	125	235	—	—	360
Other long-term liabilities	2,375	89	—	—	2,464
Deferred income taxes	5,573	819	—	—	6,392
Changes in working capital
Accounts receivable	(9,951)	(8,049)	(339)	—	(18,339)
Intercompany accounts receivable/payable	19,760	(22,723)	2,963	—	—
Inventories	7,237	13,573	(765)	—	20,045
Accrued trade marketing expense	(540)	3,835	(541)	—	2,754
Accounts payable	5,734	7,694	858	—	14,286
Accrued liabilities	42,880	10,382	78	—	53,340
Other current assets	759	(622)	(277)	—	(140)

Net cash provided by operating activities	50,802	3,146	1,736	—	55,684

Cash flows from investing activities
Capital expenditures	(2,846)	(2,165)	(16)	—	(5,027)

Net cash used in investing activities	(2,846)	(2,165)	(16)	—	(5,027)

Cash flows from financing activities
Change in bank overdrafts	—	—	(908)	—	(908)
Repayment of capital lease obligations	(10)	(45)	—	—	(55)
Equity contributions	26	—	—	—	26
Repayments of notes payable	—	(210)	—	—	(210)
Repayments of long term obligations	(45,146)	—	—	—	(45,146)

Net cash used in financing activities	(45,130)	(255)	(908)	—	(46,293)

Effect of exchange rate changes on cash	—	—	—	—	—
Net change in cash and cash equivalents	2,826	726	812	—	4,364
Cash and cash equivalents - beginning of period	2	12,335	—	—	12,337

Cash and cash equivalents - end of period	$2,828	$13,061	$812	$—	$16,701

Supplemental disclosures of cash flow information:
Interest paid	$9,123	$12	$—	$—	$9,135
Interest received	—	472	14	—	486
Income taxes refunded (paid)	—	119	(222)	—	(103)
Non-cash investing activity:
Capital leases	—	(1,129)	—	—	(1,129)